 Exhibit 10.3

LOAN AND SECURITY AGREEMENT

Dated as of July 25, 2016

among

EXWORKS CAPITAL FUND I, L.P.,

as Agent,

the Lenders from time to time party hereto,

NXT-ID, INC.,

as Borrower,

and the other parties hereto as Loan Party Obligors

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	7.5.	Electronic Chattel Paper	29
	7.6.	Capitalization; Investment Property	30
	7.7.	Commercial Tort Claims	31
	7.8.	Jurisdiction of Organization; Location of Collateral	31
	7.9.	Financial Statements and Reports; Solvency	32
	7.10.	Tax Returns and Payments; Pension Contributions	32
	7.11.	Compliance with Laws; Intellectual Property; Licenses.	33
	7.12.	Litigation	34
	7.13.	Use of Proceeds	34
	7.14.	Insurance	34
	7.15.	Financial, Collateral and Other Reporting / Notices	35
	7.16.	Litigation Cooperation	37
	7.17.	Maintenance of Collateral, Etc	37
	7.18.	Material Contracts	37
	7.19.	No Default	37
	7.20.	No Material Adverse Change	37
	7.21.	Full Disclosure	37
	7.22.	Sensitive Payments	38
	7.23.	Access to Collateral, Books and Records	38
	7.24.	Appraisals	38
	7.25.	Closing Date Acquisition	38

8	NEGATIVE COVENANTS		38

9	FINANCIAL COVENANTS		40

	9.1.	Fixed Charge Coverage Ratio	40
	9.2.	Minimum EBITDA	41

10	RELEASE, LIMITATION OF LIABILITY AND INDEMNITY.		41

	10.1.	Release	41
	10.2.	Limitation of Liability	41
	10.3.	Indemnity	41

11	EVENTS OF DEFAULT AND REMEDIES.		41

	11.1.	Events of Default	41
	11.2.	Remedies with Respect to Lending Commitments/Acceleration, Etc	44
	11.3.	Remedies with Respect to Collateral	44

12	LOAN GUARANTY.		49

	12.1.	Guaranty	49
	12.2.	Guaranty of Payment	49
	12.3.	No Discharge or Diminishment of Loan Guaranty.	49
	12.4.	Defenses Waived	50
	12.5.	Rights of Subrogation	50
	12.6.	Reinstatement; Stay of Acceleration	50
	12.7.	Information	50
	12.8.	Termination	51
	12.9.	Maximum Liability	51
	12.10.	Contribution	51
	12.11.	Liability Cumulative	52

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13	PAYMENTS FREE OF TAXES; OBLIGATION TO WITHHOLD; PAYMENTS ON ACCOUNT OF TAXES.		52

14	AGENT.		54

	14.1.	Appointment of Agent.	54
	14.2.	Nature of Duties of Agent.	54
	14.3.	Lack of Reliance on Agent.	54
	14.4.	Certain Rights of Agent.	55
	14.5.	Reliance by Agent.	55
	14.6.	Indemnification of Agent.	55
	14.7.	Agent in its Individual Capacity.	55
	14.8.	Holders of Notes.	55
	14.9.	Successor Agent.	56
	14.10.	Collateral Matters.	56
	14.11.	Actions with Respect to Defaults.	57
	14.12.	Delivery of Information.	57
	14.13.	Demand.	58
	14.14.	Notice of Default.	58
	14.15.	Intercreditor Matters.	58

15	SETTLEMENTS, DISTRIBUTIONS AND APPORTIONMENT OF PAYMENTS.		58

16	GENERAL PROVISIONS.		59

	16.1.	Notices.	59
	16.2.	Severability	60
	16.3.	Integration	60
	16.4.	Waivers	60
	16.5.	Amendments.	61
	16.6.	Time of Essence	62
	16.7.	Expenses, Fee and Costs Reimbursement	62
	16.8.	Benefit of Agreement; Assignments.	62
	16.9.	Headings; Construction	65
	16.10.	USA PATRIOT Act Notification	65
	16.11.	Counterparts; Fax/Email Signatures	65
	16.12.	GOVERNING LAW	65
	16.13.	CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL; CONSENT TO SERVICE OF PROCESS	66
	16.14.	Publication	66
	16.15.	Confidentiality	66

Perfection Certificate

Annex I	Commitments
Annex II	Agent's Bank
Annex III	Reporting
Exhibit A	Form of Notice of Borrowing
Exhibit B	Closing Checklist
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Borrowing Base Certificate
Exhibit E	Assignment and Acceptance

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Loan and Security Agreement

This Loan and Security Agreement (as it may be amended, restated or otherwise modified from time to time, this "Agreement") is entered into on July 25, 2016 among NXT-ID, INC., a Delaware corporation ("Borrower"), each of the parties signatory hereto as a Loan Party Obligor (as defined herein), each of the parties signatory hereto from time to time as Lenders ("Lenders"), and EXWORKS CAPITAL FUND I, L.P., ("ExWorks") as agent (in such capacity "Agent") for the Lenders. The Schedules and Exhibits to this Agreement are an integral part of this Agreement and are incorporated herein by reference.

WHEREAS, Borrower and the Loan Party Obligors desire to borrow from Lenders up to Fifteen Million Dollars ($15,000,000), and Lenders are willing to make certain loans and to extend credit to Borrower and the Loan Party Obligors of up to such amount upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the terms and conditions contained herein, and of any loans or extensions of credit heretofore, now or hereafter made to or for the benefit of Borrower and the other Loan Party Obligors by Agent and Lenders, and for other consideration the receipt and adequacy of which are hereby acknowledged, Borrower, the other Loan Party Obligors, Agent and Lenders hereby agree as follows:

1. DEFINITIONS.

1.1. Certain Defined Terms.

Unless otherwise defined herein, the following terms are used herein as defined in the UCC: Accounts, Account Debtor, Certificated Security, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Farm Products, Fixtures, General Intangibles, Goods, Health-Care-Insurance Receivables, Instruments, Inventory, Letter-of-Credit Rights, Proceeds, Securities Accounts, Supporting Obligations and Tangible Chattel Paper.

As used in this Agreement, the following terms have the following meanings:

"Accounts Advance Rate" means 90%; provided, that if Dilution exceeds 5%, Agent may, at its option, (A) reduce such advance rate by the number of full or partial percentage points comprising such excess or (B) establish a Reserve on account of such excess (the "Dilution Reserve").

"Advance Rates" means, collectively, the Accounts Advance Rate, the Intellectual Property Advance Rate and the Inventory Advance Rate.

"Affiliate" means, with respect to any Person, any other Person in control of, controlled by, or under common control with the first Person, and any other Person who has a substantial interest, direct or indirect, in the first Person or any of its Affiliates, including, any officer or director of the first Person or any of its Affiliates; provided, that neither Agent nor any Lender nor any of any of their Affiliates shall be deemed an "Affiliate" of Borrower for any purposes of this Agreement. For the purpose of this definition, a "substantial interest" shall mean the direct or indirect legal or beneficial ownership of more than ten (10%) percent of any class of equity or similar interest.

"Agent" has the meaning given such term in the preamble hereto, and such term shall include Agent's successors and assigns.

"Agreement" has the meaning set forth in the preamble to this Agreement.

"Bankruptcy Code" means the United States Bankruptcy Code (11 U.S.C. § 101 et seq.).

"Blocked Account" has the meaning set forth in Section 6.1.

"Borrower" has the meaning set forth in the preamble to this Agreement.

"Borrowing Base" means, as of any date of determination, the Dollar Equivalent amount as of such date of determination of (a) the aggregate amount of Eligible Accounts multiplied by the Accounts Advance Rate, plus (b) the fair market value of Eligible Intellectual Property multiplied by the Intellectual Property Advance Rate, plus (c) the lower of cost or market value of Eligible Inventory multiplied by the Inventory Advance Rate and minus (d) all Reserves which Agent has established pursuant to Section 2.1(b) (including those to be established in connection with any requested Revolving Loan).

"Business Day" means a day other than a Saturday or Sunday or any other day on which Agent or banks in Illinois are authorized or required by law to close.

"Business" means conducting the business of mobile commerce, primarily through the application of secure digital payment technologies, biometric access control applications, and Department of Defense contracting, in the manner in which it is being conducted by the Loan Party Obligors on the Closing Date.

"Capital Expenditures" means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of Borrower, but excluding expenditures made in connection with the acquisition, replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (b) with cash awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

"Capitalized Lease" means any lease which is or should be capitalized on the balance sheet of the lessee thereunder in accordance with GAAP.

"Change of Control" has the meaning set forth in Section 11.1(l).

"Closing Date" means July 25, 2016.

"Closing Date Acquisition" means the acquisition by Borrower of all of the outstanding equity interest of Logicmark on the Closing Date pursuant to the Closing Date Acquisition Agreement.

"Closing Date Acquisition Agreement" means that certain Interest Purchase Agreement dated as of May 17, 2016 by and among Borrower, Logicmark, Sellers and Logicmark Investment Partners, LLC as "Seller Representative" thereunder, as amended by that certain First Amendment to Interest Purchase Agreement and Warrants, dated July 7, 2016.

"Closing Date Preferred Equity Documents" means the Series B Convertible Preferred Stock of Borrower with the terms and conditions set forth in that certain Certificate of Designations, Preferences and Rights of the Series B Convertible Preferred Stock of NXT-ID, Inc., to be filed with the Delaware Secretary of State on the Closing Date in the form previously delivered to Agent.

"Closing Date Equity Issuance" means the issuance of 4,500,000 shares of Series B Convertible Preferred Stock by Borrower on the Closing Date pursuant to the Closing Date Preferred Equity Documents.

"Code" means the Internal Revenue Code of 1986, as amended.

"Collateral" means all property and interests in property in or upon which a security interest, mortgage, pledge or other Lien is granted pursuant to this Agreement or the other Loan Documents, including all of the property of each Loan Party Obligor described in Section 5.1.

"Collections" has the meaning set forth in Section 6.1.

"Compliance Certificate" means a compliance certificate substantially in the form of Exhibit C hereto to be signed by the Chief Financial Officer or President of Borrower.

"Confidential Information" means confidential information that any Loan Party furnishes to the Agent and/or Lenders pursuant to any Loan Document concerning any Loan Party's business, but does not include any such information once such information has become, or if such information is, generally available to the public or available to Agent or any Lender (or other applicable Person) from a source other than the Loan Parties which is not, to the Agent's or such Lender's knowledge, bound by any confidentiality agreement in respect thereof.

"Continuing Director" means (a) any member of the board of directors who was a director (or comparable manager) of Borrower on the Closing Date, and (b) any individual who becomes a member of the board of directors after the Closing Date if such individual was approved, appointed or nominated for election to the board of directors by a majority of the Continuing Directors.

"Control Agreement" means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by a Loan Party Obligor, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account) or issuer (with respect to uncertificated securities) which grants Agent "control" (as defined in the UCC) over such Securities Account, Deposit Account or uncertificated securities, as the case may be, sufficient to perfect Agent's Lien over such Securities Account, Deposit Account or uncertificated securities.

"Default" means any event which with notice or passage of time, or both, would constitute an Event of Default.

"Default Rate" has the meaning set forth in Section 3.1.

"Defaulting Lender" means any Lender that (a) for so long as such failure shall exist, has failed to make any Revolving Loan or other credit extension or payment that such Lender is required to make pursuant to the terms of this Agreement, or (b)(i) has admitted in writing that it is insolvent or (ii) has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment (unless, in the case of any Lender referred to in this clause (b), Borrower and Agent are reasonably satisfied that such Lender intends, and has the financial wherewithal and all approvals required to enable it, to continue to perform its obligations hereunder as a Lender).

"Dilution" means, as of any date of determination, a percentage, based upon the experience of the immediately prior six months, that is the result of dividing the Dollar Equivalent amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrower's Accounts during such period by (b) Borrower's billings with respect to Accounts during such period.

"Dilution Reserve" has the meaning set forth in the definition of Accounts Advance Rate.

"Disqualified Equity Interests" means any equity interests that, by their terms (or by the terms of any security or other equity interest into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a) mature or are mandatorily redeemable (other than solely for other equity interests that would not constitute Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Obligations and the termination of all of Agent's and Lenders' commitments to extend Revolving Loans or any other credit accommodation under the Loan Documents), (b) are redeemable at the option of the holder thereof (except as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Obligations and the termination of all of Agent's and Lenders' commitments to extend Revolving Loans or any other credit accommodation under the Loan Documents), in whole or in part, (c) provide for scheduled mandatory payments of dividends in cash or (d) are or become convertible into or exchangeable for Indebtedness or any other equity interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 181 days after the Scheduled Maturity Date at any time in effect.

"Disregarded Domestic Subsidiary" means a Subsidiary that (i) is treated as a disregarded entity for U.S. federal income tax purposes and (ii) holds no properties other than equity (and a de minimis amount of other assets related thereto) in one or more Foreign Subsidiaries.

"Dollar Equivalent" means, at any time, (a) as to any amount denominated in Dollars, the amount thereof at such time, and (b) as to any amount denominated in a currency other than Dollars, the equivalent amount in Dollars as determined by Agent at such time that such amount could be converted into Dollars by Agent according to prevailing exchange rates selected by Agent.

"Dollars" or "$" means United States Dollars.

"EBITDA" means, for the applicable period, for the Loan Parties on a consolidated basis, the sum of Net Income, plus in each case, to the extent deducted in the calculation of such Net Income, and without duplication, (a) Interest Expense, plus (b) taxes on income, whether paid, payable or accrued, plus (c) depreciation expense, plus (d) amortization expense, plus (e) non-cash stock-based employee compensation expense.

"Eligible Account" means, at any time of determination, an Account owned by a Loan Party Obligor which satisfies the general criteria set forth below and which is otherwise acceptable to Agent in its Permitted Discretion; provided, that Agent may, in its Permitted Discretion, change the general criteria for acceptability of Eligible Accounts and shall notify Borrower of such change promptly thereafter. An Account shall be deemed to meet the current general criteria if:

(i) neither the Account Debtor nor any of its Affiliates is an Affiliate, creditor or supplier of any Loan Party;

(ii) it does not remain unpaid more than the earlier to occur of (A) ninety (90) days after the original invoice date or (B) sixty (60) days after the original invoice due;

(iii) the Account Debtor or its Affiliates are not past due (or past any of applicable dates referenced in clause (ii) above) on other Accounts owing to all Loan Party Obligors comprising more than 25% of all of the Accounts owing to all Loan Party Obligors by such Account Debtor or its Affiliates;

(iv) [intentionally omitted];

(v) no covenant, representation or warranty contained in this Agreement or any other Loan Document with respect to such Account (including any of the representations set forth in Section 7.4) has been breached;

(vi) the Account is not subject to any contra relationship, counterclaim, dispute or set-off;

(vii) other than with respect Accounts owing by LG Corporation and its subsidiaries, the Account Debtor's chief executive office or principal place of business is located in the United States, unless (x)(A) the sale is fully backed by a letter of credit, guaranty or acceptance acceptable to Agent in its sole discretion and, if backed by a letter of credit, such letter of credit has been issued or confirmed by a bank satisfactory to Agent in its sole discretion, is sufficient to cover such Account and, if required by Agent, the original of such letter of credit has been delivered to Agent or Agent's agent and the issuer thereof notified of the assignment of the proceeds of such letter of credit to Agent or (B) such Account is subject to credit insurance payable to Agent issued by an insurer and on terms, conditions and in an amount acceptable to Agent in its sole discretion and (y) Agent has consented in writing to the inclusion of such Account as an Eligible Account in its sole discretion;

(viii) it is payable solely in Dollars;

(ix) it is absolutely owing to the applicable Loan Party Obligor and does not arise from a sale on a bill-and-hold, guarantied sale, sale-or-return, sale-on-approval, consignment, retainage or any other repurchase or return basis or consist of progress billings;

(x) Agent shall have verified the Account in a manner satisfactory to Agent;

(xi) the Account Debtor is not the United States of America or any state or political subdivision (or any department, agency or instrumentality thereof), unless the applicable Loan Party Obligor has complied with the Assignment of Claims Act of 1940 (31 U.S.C. §203 et seq.) or other applicable similar state or local law in a manner satisfactory to Agent;

(xii) it is at all times subject to Agent's duly perfected, first-priority security interest and to no other Lien that is not a Permitted Lien, and the goods giving rise to such Account (A) were not, at the time of sale, subject to any Lien except Permitted Liens and (B) have been sold by the applicable Loan Party Obligor to the Account Debtor in the ordinary course of the applicable Loan Party Obligor's business and delivered to and accepted by the Account Debtor, or the services giving rise to such Account have been performed by the applicable Loan Party Obligor and accepted by the Account Debtor in the ordinary course of the applicable Loan Party Obligor's business;

(xiii) the Account is not evidenced by Chattel Paper or an Instrument of any kind (unless such Chattel Paper or Instrument is delivered to Agent in accordance with Section 5.2) and has not been reduced to judgment;

(xiv) the Account Debtor's total indebtedness to all Loan Party Obligors does not exceed the amount of any credit limit established by the Loan Party Obligors or Agent and the Account Debtor is otherwise deemed to be creditworthy by Agent; provided, that Accounts which are deemed to be ineligible solely by reason of this clause (xiv) shall be considered Eligible Accounts to the extent the amount of such Accounts does not exceed the lower of such credit limits;

(xv) there are no facts or circumstances existing, or which could reasonably be anticipated to occur, which might result in any adverse change in the Account Debtor's financial condition or impair or delay the collectability of all or any portion of such Account;

(xvi) Agent has been furnished with all documents and other information pertaining to such Account which Agent has requested, or which the Loan Party Obligors are obligated to deliver to Agent, pursuant to this Agreement;

(xvii) the applicable Loan Party Obligor has not made an agreement with the Account Debtor to extend the time of payment thereof beyond the time periods set forth in clause (ii) above;

(xviii) the applicable Loan Party Obligor has not posted a surety or other bond in respect of the contract under which such Account arose; and

(xix) the Account Debtor is not subject to any proceeding seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar applicable law.

"Eligible Intellectual Property" means, at any time of determination, United States registered Intellectual Property owned by the Loan Party Obligors which is included in the most recent appraisal of the Intellectual Property of the Loan Party Obligors received by Agent in form and substance acceptable to Agent, that complies with each of the representations and warranties respecting Intellectual Property made in the Loan Documents and which is otherwise acceptable to Agent in its Permitted Discretion. It is understood and agreed that on the Closing Date, and unless and until Agent obtains a more recent appraisal, the amount of Eligible Intellectual Property shall be deemed to be $26,300,000, minus the amount of any mandatory prepayments required to be made pursuant to Section 2.6(a) as a result of the disposition or other loss of any Eligible Intellectual Property.

"Eligible Inventory" means, at any time of determination, finished goods Inventory (other than packaging materials and supplies) owned by any Loan Party Obligor which satisfies the general criteria set forth below and which is otherwise acceptable to Agent in its Permitted Discretion; provided, that Agent may, in its Permitted Discretion, change the general criteria for acceptability of Eligible Inventory and shall notify Borrower of such change promptly thereafter. Inventory shall be deemed to meet the current general criteria if:

(i) it consists of finished goods but not raw materials or work-in-progress;

(ii) it is in good, new and saleable condition;

(iii) it is not slow-moving, obsolete, damaged, contaminated, unmerchantable, returned, rejected, discontinued or repossessed;

(iv) it is not in the possession of a processor, consignee or bailee, or located on premises leased or subleased to Borrower, or on premises subject to a mortgage in favor of a Person other than Agent, unless such processor, consignee, bailee or mortgagee or the lessor or sublessor of such premises, as the case may be, has executed and delivered all documentation which Agent shall require to evidence the subordination or other limitation or extinguishment of such Person's rights with respect to such Inventory and Agent's right to gain access thereto; provided, that, at the election of Agent in its sole discretion, this clause (iv) may be waived with respect to Inventory located on a premises for which Agent has established a rent or other similar Reserve satisfactory to Agent in its sole discretion);

(v) it does not consist of fabricated parts, consigned items, supplies or packaging;

(vi) it meets all standards imposed by any Governmental Authority;

(vii) it conforms in all respects to any covenants, warranties and representations set forth in this Agreement and each other Loan Document;

(viii) it is at all times subject to Agent's duly perfected, first priority security interest and no other Lien except a Permitted Lien;

(ix) it is not purchased or manufactured pursuant to a license agreement that is not assignable to each of Agent and its transferees; and

(x) it is situated at a Collateral location listed in Section 1(c) or 1(d) of the Perfection Certificate or other location of which Agent has been notified as required by Section 7.8, in each case which location must be in the continental United States.

"ERISA" means the Employee Retirement Income Security Act of 1974 and all rules, regulations and orders promulgated thereunder.

"ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with a Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code and Section 302 of ERISA).

"ERISA Event" means: (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party or any ERISA Affiliate.

"Event of Default" has the meaning set forth in Section 11.1.

"Excess Availability" means the amount, as determined by Agent, calculated at any date, equal to the difference of (a) the lesser of (i) the Maximum Revolving Facility Amount, minus Reserves against the Maximum Revolving Facility Amount, and (ii) the Borrowing Base minus Reserves against the Borrowing Base, and minus (b) the outstanding balance of all Revolving Loans.

"Excluded Property" means each of the following: (i) any permit, lease, license, contract or other agreement (or any equipment owned by any Loan Party Obligor that is subject to a purchase money Lien or a Capitalized Lease that is permitted pursuant to this Agreement) to which any Loan Party Obligor is a party, which permit, lease, license, contract or other agreement (and in the case of any such equipment, the contract or other agreement in which the purchase money Lien is granted or the applicable Capitalized Lease) prohibits the creation by such Loan Party Obligor of a Lien thereon, but only, in each case, to the extent, and for so long as, such prohibition is not removed, terminated or rendered unenforceable or otherwise deemed ineffective by the UCC (including Sections 9-406, 9-407, 9-408 or 9-409 thereof) or any other applicable law and with respect to any such equipment, for so long as the Indebtedness secured by the applicable Lien or the applicable Capitalized Lease has not been repaid in full, (ii) any intent-to-use trademark or service mark application if granting such Lien or the exercise of Agent's remedies under the Loan Documents would result in an assignment of such application to Agent that would be deemed to invalidate, void, cancel or abandon such application; provided, that the foregoing exclusion shall in no way be construed to include an amendment to allege use or statement of use and (iii) any voting stock (within the meaning of Treasury Regulations § 1.956-2(c)(2)) in excess of 65% of the outstanding voting stock of any Foreign Subsidiary or Disregarded Domestic Subsidiary which, pursuant to the terms of this Agreement, is not required to guaranty the Obligations. For the avoidance of doubt, any and all proceeds, products, substitutions or replacements of any property described in clauses (i), (ii) and (iii) above shall not constitute Excluded Property (unless such proceeds, products, substitutions or replacements would itself constitute property described in clauses (i), (ii) or (iii) above).

"Excluded Taxes" means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of a Lender, its lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof); (b) in the case of a Non-U.S. Recipient (as defined in Section 13(e)), U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Non-U.S. Recipient with respect to an applicable interest in a Revolving Loan or commitment pursuant to a law in effect on the date on which Non-U.S. Recipient becomes a party to this Agreement or acquires a participation, except in each case to the extent that, pursuant to Section 13 amounts with respect to such Taxes were payable either to such Non-U.S. Recipient assignor (or the Lender granting such participation) immediately before such assignment or grant of participation; (c) United States federal withholding Taxes that would not have been imposed but for such Recipient's failure to comply with Section 13(e) (except where the failure to comply with Section 13(e) was the result of a change in law, ruling, regulation, treaty, directive, or interpretation thereof by a Governmental Authority after the date the Recipient became a party to this Agreement or a Participant) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

"Existing Preferred Equity Documents" means the Series A Convertible Preferred Stock of Borrower with the terms and conditions set forth in that certain Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock of NXT-ID, Inc. filed with the Secretary of State of the State of Delaware on April 5, 2016, file number 5106921, as amended by that certain Certificate of Amendment filed with the Secretary of State of the State of Delaware on June 30, 2016, file number 5106921, as further amended by that certain Certificate of Amendment to be filed with the Secretary of State of the State of Delaware on the Closing Date, in the form previously delivered to Agent.

"Extraordinary Receipts" means any cash or cash equivalents received by or paid to or for the account of any Loan Party not in the ordinary course of business, including amounts received in respect of foreign, United States, state or local tax refunds, purchase price adjustments, indemnification payments and pension plan reversions.

"FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

"Fee Letter" means that certain letter agreement regarding fees dated as of the Closing Date between ExWorks and Borrower.

"FIRREA" means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

"Fiscal Year" means the fiscal year of Borrower which ends on December 31 of each year.

"Fixed Charges" means, for the period in question, on a consolidated basis, the sum of (a) all principal payments scheduled or required to be made during or with respect to such period in respect of Indebtedness of the Loan Parties, plus (b) all Interest Expense of the Loan Parties for such period paid or required to be paid in cash during such period, plus (c) all taxes of the Loan Parties paid or required to be paid for such period and plus (d) all cash distributions, dividends, redemptions and other cash payments made or required to be made during such period with respect to equity securities issued by any Loan Party.

"Foreign Subsidiary" means any Subsidiary that is not incorporated or organized under the laws of a State within the United States of America or the District of Columbia, and that is a "controlled foreign corporation" within the meaning of Section 957 of the Code with respect to which a Loan Party is a "U.S. shareholder" within the meaning of Section 951(b) of the Code. Unless the context indicates otherwise, references to a Foreign Subsidiary shall be deemed to refer to a Foreign Subsidiary of Borrower.

"GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession) which are applicable to the circumstances as of the date of determination, in each case consistently applied.

"Governing Documents" means, with respect to any Person, the certificate of incorporation, articles of incorporation, certificate of formation, certificate of limited partnership, by-laws, operating agreement, limited liability company agreement, limited partnership agreement or other similar governance document of such Person.

"Governmental Authority" means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

"Guaranty" or "Guarantied", as applied to any Indebtedness, liability or other obligation, means (a) a guaranty, directly or indirectly, in any manner, including by way of endorsement (other than endorsements of negotiable instruments for collection in the ordinary course of business), of any part or all of such Indebtedness, liability or obligation and (b) an agreement, contingent or otherwise, and whether or not constituting a guaranty, assuring, or intended to assure, the payment or performance (or payment of damages in the event of non-performance) of any part or all of such Indebtedness, liability or obligation by any means (including the purchase of securities or obligations, the purchase or sale of property or services or the supplying of funds).

"Indebtedness" means (without duplication), with respect to any Person, (a) all obligations or liabilities, contingent or otherwise, for borrowed money, (b) all obligations represented by promissory notes, bonds, debentures or the like, or on which interest charges are customarily paid, (c) all liabilities secured by any Lien on property owned or acquired, whether or not such liability shall have been assumed, (d) all obligations of such Person under conditional sale or other title-retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade payables which are not ninety days past the invoice date incurred in the ordinary course of business, but including the maximum potential amount payable under any earn-out or similar obligations), (f) all Capitalized Leases of such Person, (g) all obligations (contingent or otherwise) of such Person as an account party or applicant in respect of letters of credit and bankers' acceptances or in respect of financial or other hedging obligations, (h) all equity interests issued by such Person subject to repurchase or redemption at any time on or prior to the Scheduled Maturity Date, other than voluntary repurchases or redemptions that are at the sole option of such Person or repurchase or redemptions payable solely in common equity interests of Borrower or preferred equity interests of Borrower that do not constitute Disqualified Equity Interests, (i) all principal outstanding under any synthetic lease, off-balance sheet loan or similar financing product and (j) all Guaranties, endorsements (other than for collection in the ordinary course of business) and other contingent obligations in respect of the obligations of others.

"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

"Intellectual Property" means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks and trademark licenses and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

"Intellectual Property Advance Rate" means 75%.

"Interest Expense" means, for the applicable period, for the Loan Parties on a consolidated basis, total interest expense (including interest attributable to Capitalized Leases in accordance with GAAP) and fees with respect to outstanding Indebtedness.

"Inventory Advance Rate" means 75%.

"Investment Affiliate" means any fund or investment vehicle that (a) is organized by a Person for the purpose of making equity or debt investments in one or more companies and (b) is controlled by, or under common control with, such Person. For purposes of this definition "control" means the power to direct or cause the direction of management and policies of a Person, whether by contract or otherwise.

"Investment Property" means the collective reference to (a) all "investment property" as such term is defined in Section 9-102 of the UCC, (b) all "financial assets" as such term is defined in Section 8-102(a)(9) of the UCC and (c) whether or not constituting "investment property" as so defined, all Pledged Equity.

"Issuers" means the collective reference to each issuer of Investment Property.

"Judgment Currency" has the meaning set forth in Section 10.3(b).

"Lender" has the meaning set forth in the preamble to this Agreement, and such term shall include each Lenders' respective successors and assigns.

"Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest or other security arrangement and any other preference, priority, or preferential arrangement in the nature of a security interest of any kind or nature whatsoever, including any conditional sale contract or other title-retention agreement, the interest of a lessor under a capital lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

"Loan Account" has the meaning set forth in Section 3.4.

"Loan Documents" means, collectively, this Agreement and all promissory notes, guaranties, security agreements, mortgages, certificates, landlord's agreements, Control Agreements, the Fee Letter, any Subordination Agreements, and all other agreements, documents and instruments now or hereafter executed or delivered by Borrower, any Loan Party, or any Other Obligor in connection with, or to evidence the transactions contemplated by, this Agreement.

"Loan Guaranty" means Section 12.

"Loan Party" means, individually, Borrower, or any Subsidiary; and "Loan Parties" means, collectively, Borrower and all Subsidiaries.

"Loan Party Obligor" means, individually, Borrower or any Obligor that is a Loan Party; and "Loan Party Obligors" means, collectively, Borrower and each Loan Party Obligor.

"Lock Box" has the meaning set forth in Section 6.1.

"Logicmark" means Logicmark, LLC, a Delaware limited liability company

"Logicmark Earnout" mean the obligations of Borrower, pursuant to Section 2(h) of the Closing Date Acquisition Agreement, to make any "Earn-Out Payment", as such term is defined in the Closing Date Acquisition Agreement.

"Logicmark Equity Documents" means the documents, agreements, certificates and other instruments entered into or delivered by Borrower in connection with the Logicmark Equity Issuance, in each case in form and substance reasonably satisfactory to Agent.

"Logicmark Equity Issuance" means the issuance common equity interests of Borrower or preferred equity interests of Borrower that do not constitute Disqualified Equity Interests, in each case after the Closing Date for the sole purpose of substantially concurrent repayment of the Logicmark Seller Note or the Logicmark Earnout.

"Logicmark Security Agreement" means that certain Subordinated Security Agreement dated as of the Closing Date between Borrower, Logicmark and Logicmark Investment Partners, LLC, in its capacity as Seller Representative, regarding the Logicmark Seller Note.

"Logicmark Seller Note" means that certain Secured Subordinated Promissory Note issued on the Closing Date by Borrower to Logicmark Investment Partners, LLC as "Seller Representative" in the original principal amount of $2,500,000.

"Logicmark Subordination Agreement" means that certain letter agreement dated as of the Closing Date regarding the subordination of the Logicmark Earnout, the Logicmark Seller Note and the Logicmark Security Agreement by and among Sellers and Borrower and acknowledged and agreed to by Agent.

"Material Adverse Effect" means any event, act, omission, condition or circumstance which, which individually or in the aggregate, has or could reasonably be expected to have a material adverse effect on (a) the business, operations, prospects, properties, assets or condition, financial or otherwise, of any Loan Party or any Other Obligor, as applicable, (b) the ability of any Loan Party or any Other Obligor, as applicable, to perform any of its obligations under any of the Loan Documents or (c) the validity or enforceability of, or Agents' and Lenders' rights and remedies under, any of the Loan Documents.

"Material Contract" means has the meaning set forth in Section 7.18.

"Maturity Date" means the Scheduled Maturity Date (or, if earlier, the Termination Date), or such earlier date as the Obligations may be accelerated in accordance with the terms of this Agreement (including pursuant to Section 11.2).

"Maximum Lawful Rate" has the meaning set forth in Section 3.5.

"Maximum Liability" has the meaning set forth in Section 12.9.

"Maximum Revolving Facility Amount" means $15,000,000.

"Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which a Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

"Net Income" means, for the applicable period, for Borrower individually or for the Loan Parties on a consolidated basis, as applicable, the net income (or loss) of Borrower individually or of the Loan Parties on a consolidated basis, as applicable, for such period, excluding any gains or non-cash losses from dispositions, any extraordinary gains or extraordinary non-cash losses and any gains or non-cash losses from discontinued operations, in each case of Borrower individually or of the Loan Parties on a consolidated basis, as applicable, for such period.

"Non-Paying Guarantor" has the meaning set forth in Section 12.10.

"Non-U.S. Recipient" has the meaning set forth in Section 13(e)(ii).

"Notice of Borrowing" has the meaning set forth in Section 2.3.

"Obligations" means all present and future Revolving Loans, advances, debts, liabilities, fees, expenses, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower or any Loan Party Obligor to Agent or any Lender, evidenced by this Agreement, any other Loan Document or otherwise in connection herewith or therewith, whether arising from an extension of credit, guaranty, indemnification or otherwise, whether direct or indirect (including those acquired by assignment), whether absolute or contingent, whether due or to become due and whether arising before or after the commencement of a proceeding under the Bankruptcy Code or any similar statute.

"Obligor" means any guarantor, endorser, acceptor, surety or other Person liable on, or with respect to, any of the Obligations or who is the owner of any property which is security for any of the Obligations.

"Other Obligor" means any Obligor other than any Loan Party Obligor.

"Other Taxes" means all present or future stamp, court or documentary, property, excise, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

"Participant" has the meaning set forth in Section 16.10.

"Paying Guarantor" has the meaning set forth in Section 12.10.

"PBGC" means the Pension Benefit Guaranty Corporation.

"Pension Act" means the Pension Protection Act of 2006.

"Pension Funding Rules" means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA, and any sections of the Code or ERISA related thereto that are enacted after the date of this Agreement.

"Pension Plan" means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by a Loan Party and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

"Permitted Discretion" means a determination made by Agent in the exercise of reasonable (from the perspective of an asset-based secured lender) business judgment.

"Permitted Indebtedness" means: (a) the Obligations; (b) the Indebtedness existing on the date hereof described in Section 6 of the Perfection Certificate; in each case along with extensions, refinancings, modifications, amendments and restatements thereof; provided, that (i) the principal amount thereof is not increased, (ii) if such Indebtedness is subordinated to any or all of the Obligations, the applicable subordination terms shall not be modified without the prior written consent of Agent and (iii) the terms thereof are not modified to impose more burdensome terms upon any Loan Party; (c) subject in each case to the Logicmark Subordination Agreement, the Logicmark Earnout and the Logicmark Seller Note; (d) capitalized leases and purchase-money Indebtedness secured by Permitted Liens in an aggregate amount not exceeding $50,000 at any time outstanding; and (e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business.

"Permitted Liens" means (a) purchase-money security interests in specific items of Equipment securing Permitted Indebtedness described under clause (c) of the definition of Permitted Indebtedness; (b) liens for taxes, fees, assessments, or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings (which proceedings have the effect of preventing the enforcement of such lien) for which adequate reserves in accordance with GAAP are being maintained provided the same have no priority over any of Agent's security interests; (c) liens of warehousemen, materialmen, mechanics, carriers, or other similar liens arising in the ordinary course of business and securing obligations which are not delinquent or are being contested in good faith by appropriate proceedings (which proceedings have the effect of preventing the enforcement of such lien) for which adequate reserves in accordance with GAAP are being maintained; (d) liens which constitute banker's liens, rights of set-off, or similar rights as to deposit accounts or other funds maintained with a bank or other financial institution (but only to the extent such banker's liens, rights of set-off or other rights are in respect of customary service charges relative to such deposit accounts and other funds, and not in respect of any loans or other extensions of credit by such bank or other financial institution to any Loan Party); (e) cash deposits or pledges to secure the payment of worker's compensation, unemployment insurance, or other social security benefits or obligations, public or statutory obligations, surety or appeal bonds, bid or performance bonds, or other obligations of a like nature incurred in the ordinary course of business; and (f) subject to the Logicmark Subordination Agreement, liens on assets of Borrower and Logicmark in each case solely to secure the Logicmark Earnout and the Logicmark Seller Note pursuant to the Logicmark Security Agreement.

"Person" means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, government or any agency or political division thereof, or any other entity.

"Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan) maintained for employees of any Loan Party or any such plan to which any Loan Party (or with respect to any plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA, any ERISA Affiliate) is required to contribute on behalf of any of its employees.

"Pledged Equity" means the equity interests listed on Sections 1(f) and 1(g) of the Perfection Certificate, together with any other equity interests, certificates, options, or rights or instruments of any nature whatsoever in respect of the equity interests of any Person that may be issued or granted to, or held by, any Loan Party Obligor while this Agreement is in effect, and including, to the extent attributable to, or otherwise related to, such pledged equity interests, all of such Loan Party Obligor's (a) interests in the profits and losses of each Issuer, (b) rights and interests to receive distributions of each Issuer's assets and properties and (c) rights and interests, if any, to participate in the management or each Issuer related to such pledged equity interests.

"Prepayment Event" means: (a) any sale (other than sales of inventory in the ordinary course of business), transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Loan Party Obligor; (b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any of any Loan Party Obligor; (c) the issuance by any Loan Party to any Person (other than issuances to Borrower by another Loan Party) of any equity interests after the Closing Date, or the receipt by any Loan Party of any capital contribution from any Person (other than from another Loan Party) after the Closing Date, in all cases with respect to this clause (c) excluding the Logicmark Equity Issuance so long as the payment of the Logicmark Earnout or Logicmark Seller Note made with the proceeds thereof is permitted pursuant to the Logicmark Subordination Agreement; (d) the incurrence by any Loan Party of any Indebtedness not permitted by this Agreement; and (e) the receipt by any Loan Party of any Extraordinary Receipts.

"Pro Rata Share" means, with respect to any Lender, the fraction (expressed as a percentage) the numerator of which is such Lender's portion of the Revolving Commitment (provided, that if the Revolving Commitment has terminated, the numerator shall be the sum of such Lender's portion of the outstanding principal balance of the Revolving Loan), in each case as set forth in Annex I to this Agreement (as adjusted in accordance with this Agreement or as a result of an assignment pursuant to an Assignment and Acceptance), and the denominator of which is the aggregate Revolving Commitment of all Lenders (provided, that if the Revolving Commitment has been terminated, the denominator shall be the sum of the aggregate amount of the outstanding principal balance of the Revolving Loans).

"Protective Advances" has the meaning set forth in Section 2.2.

"Qualified Cash" means, as of any date of determination, the amount of immediately available unencumbered cash on hand of Borrower that is in a Deposit Account that is maintained by a branch office of the bank or securities intermediary located within the United States and subject to a Control Agreement in favor of Agent.

"Recipient" means Agent, any Lender, Participant, or any other recipient of any payment to be made by or on account of any Obligation of any Loan Party under this Agreement or any other Loan Document, as applicable.

"Register" has the meaning set forth in Section 16.9(a).

"Released Parties" has the meaning set forth in Section 10.1.

"Replacement Lender" has the meaning given such term in Section 16.8(j).

"Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty day notice period has been waived.

"Required Lenders" means Lenders holding more than fifty percent (50%) of the Revolving Commitment (or if the Revolving Commitment has been terminated, Lenders holding more than fifty percent (50%) of the then aggregate outstanding principal balance of the Revolving Loans.

"Reserves" has the meaning set forth in Section 2.1(b).

"Restricted Accounts" means Deposit Accounts (a) established and used (and at all times will be used) solely for the purpose of paying current payroll obligations of Loan Parties (and which do not (and will not at any time) contain any deposits other than those necessary to fund current payroll), in each case in the ordinary course of business, or (b) maintained (and at all times will be maintained) solely in connection with an employee benefit plan, but solely to the extent that all funds on deposit therein are solely held for the benefit of, and owned by, employees (and will continue to be so held and owned) pursuant to such plan.

"Revolving Commitment" has the meaning given such term in Section 2.1(a).

"Revolving Loans" has the meaning set forth in Section 2.1(a).

"Scheduled Maturity Date" means July 25, 2017, as such date may be extended pursuant to Section 2.9.

"Securities Act" means the Securities of Act of 1933, as amended.

"Sellers" means, collectively, Logicmark Investment Partners, LLC, a Delaware limited liability company, Gottlieb Family, LLC, a Virginia limited liability company, Ben Cornett, Kevin O'Connor and Generation3 Partners I, LLC, a Delaware limited liability company.

"Stated Rate" has the meaning set forth in Section 3.5.

"Subordinated Debt" means, collectively, any Indebtedness of any Loan Party Obligor that is subordinated to the Obligations and that has been approved by Agent in its reasonable judgment.

"Subordinated Debt Documents" means, collectively, any and all agreements, documents and instruments executed and delivered thereunder or in connection therewith, or in connection with any Subordinated Debt, each as amended, modified, supplemented or restated, except to the extent prohibited by the terms of this Agreement or the applicable Subordination Agreement.

"Subordination Agreement" means, collectively, any subordination agreement or subordination provisions relating to any Subordinated Debt.

"Subsidiary" means any corporation or other entity of which a Person owns, directly or indirectly, through one or more intermediaries, more than 50% of the capital stock or other equity interest at the time of determination. Unless the context indicates otherwise, references to a Subsidiary shall be deemed to refer to a Subsidiary of Borrower.

"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

"Termination Date" means the date on which all of the Obligations have been paid in full in cash and all of Agent's and Lenders' commitments under this Agreement and under each of the other Loan Documents have been terminated.

"UCC" means, at any given time, the Uniform Commercial Code as adopted and in effect at such time in the State of Illinois or other applicable jurisdiction.

1.2. Accounting Terms and Determinations.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including determinations made pursuant to the exhibits hereto) shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP consistently applied. If at any time any change in GAAP would affect the computation of any financial ratio or financial requirement set forth in any Loan Document, and either Borrower or Agent shall so request, Agent and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrower shall provide to Agent financial statements and other documents required under this Agreement and the other Loan Documents which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (Codification of Accounting Standards 825-10) to value any Indebtedness or other liabilities of any Loan Party at "fair value", as defined therein.

Notwithstanding anything to the contrary contained in the paragraph above or the definitions of Capital Expenditures or Capitalized Leases, in the event of a change in GAAP after the Closing Date requiring all leases to be capitalized, only those leases (assuming for purposes of this paragraph that they were in existence on the Closing Date) that would constitute Capitalized Leases on the Closing Date shall be considered Capitalized Leases (and all other such leases shall constitute operating leases) and all calculations and deliverables under this Agreement or the other Loan Documents shall be made in accordance therewith (other than the financial statements delivered pursuant to this Agreement; provided that all such financial statements delivered to Agent in accordance with the terms of this Agreement after the date of such change in GAAP shall contain a schedule showing the adjustments necessary to reconcile such financial statements with GAAP as in effect immediately prior to such change).

1.3. Other Definitional Provisions and References.

References in this Agreement to "Articles", "Sections", "Annexes", "Exhibits" or "Schedules" shall be to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement unless otherwise specifically provided. Any term defined herein may be used in the singular or plural. "Include", "includes" and "including" shall be deemed to be followed by "without limitation". "Or" shall be construed to mean "and/or". Except as otherwise specified or limited herein, references to any Person include the successors and assigns of such Person. References "from" or "through" any date mean, unless otherwise specified, "from and including" or "through and including", respectively. Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among the parties hereto shall be made in lawful money of the United States and in immediately available funds. Time is of the essence for each performance obligation of the Loan Parties under this Agreement and each Loan Document. All amounts used for purposes of financial calculations required to be made herein shall be without duplication. References to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations. References to any agreement, instrument or document (a) shall include all schedules, exhibits, annexes and other attachments thereto and (b) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in any other Loan Document). The words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Unless otherwise specified herein Dollar ($) baskets set forth in the representations and warranty, covenants and event of default provisions of this Agreement (and other similar baskets) are calculated as of each date of measurement by the Dollar Equivalents thereof as of such date of measurement.

2. LOANS.

2.1. Amount of Loans.

(a) Revolving Loans. Subject to the terms and conditions of this Agreement, each Lender severally, and not jointly, shall, in accordance with its Pro Rata Share, from time to time prior to the Maturity Date, at Borrower's request, make revolving loans to Borrower ("Revolving Loans"); provided, that after giving effect to each such Revolving Loan, the sum of the outstanding balance of all Revolving Loans will not exceed the lesser of (x) the Maximum Revolving Facility Amount and (y) the Borrowing Base (such commitment being referred to herein as the "Revolving Commitment"). All Revolving Loans shall be made in and repayable in Dollars. The failure of a Defaulting Lender to fund its Pro Rata Share of a Revolving Loan (or its ratable share of any other credit extension or payment) required hereunder shall not relieve any other Lender of its obligation to fund its Pro Rata Share of such Revolving Loan (or, as applicable, its ratable share of such other credit extension or payment), but neither any other Lender nor Agent shall be responsible for the failure of any Defaulting Lender to fund its Pro Rata Share of any Revolving Loan (or its ratable share of any other credit extension or payment) required hereunder.

(b) Reserves. Agent may, with or without notice to Borrower (provided, that Agent shall endeavor to give prompt notice thereof to Borrower), from time to time establish and revise reserves against the Borrowing Base and the Maximum Revolving Facility Amount in such amounts and of such types as Agent deems appropriate in its sole discretion ("Reserves") to reflect (i) events, conditions, contingencies or risks which affect or may affect (A) the Collateral or its value, or the security interests and other rights of Agent and Lenders in the Collateral or (B) the assets, business or prospects of Borrower or any Loan Party Obligor (including the Dilution Reserve), (ii) Agent's good faith concern that any Collateral report or financial information furnished by or on behalf of Borrower or any Loan Party Obligor to Agent or any Lender is or may have been incomplete, inaccurate or misleading in any material respect, (iii) any fact or circumstance which Agent determines in good faith constitutes, or could constitute, a Default or Event of Default, or (iv) any other events or circumstances which Agent determines in good faith make the establishment or revision of a Reserve prudent. In no event shall the establishment of a Reserve in respect of a particular actual or contingent liability obligate Agent or any Lender to make advances to pay such liability or otherwise obligate Agent or any Lender with respect thereto.

2.2. Protective Advances. Notwithstanding any contrary provision of this Agreement or any other Loan Document, at any time (a) after the occurrence and during the continuance of a Default or Event of Default or (b) that any of the other applicable conditions precedent set forth in Section 4 or otherwise are not satisfied, Agent is authorized by Borrower, from time to time, in Agent's sole discretion, to make such Revolving Loans to, or for the benefit of, Borrower, as Agent in its sole discretion deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, or (ii) to enhance the likelihood of repayment of the Obligations (the Revolving Loans described in this Section 2.2 shall be referred to as "Protective Advances") without the consent of any Lender for a period of up to 30 calendar days, so long as Agent has not been instructed by Required Lenders to cease making Protective Advances. Notwithstanding any contrary provision of this Agreement or any other Loan Document, Agent may disburse the proceeds of any Protective Advance to Borrower or to such other Person(s) as Agent determines in its sole discretion. All Protective Advances shall be payable immediately upon demand.

2.3. Notice of Borrowing; Manner of Revolving Loan Borrowing. Borrower shall request each Revolving Loan by submitting a Notice of Borrowing to Agent substantially in the form of Exhibit A hereto (each such request a "Notice of Borrowing"). Upon receipt of a Notice of Borrowing, Agent shall promptly notify Lenders of such request. Subject to the terms and conditions of this Agreement, each Lender shall deliver its Pro Rata Share of the Revolving Loan requested in the Notice of Borrowing to Agent, as specified in Section 15. Upon receipt of each Lender's Pro Rata Share of the requested Revolving Loan, Agent shall deliver the proceeds of such Revolving Loan to any account of Borrower as Borrower may specify at a bank acceptable to Agent (provided, that such account must be one identified on Section 3 of the Perfection Certificate and approved by Agent as an account to be used for funding of loan proceeds) by wire transfer of immediately available funds (a) on the same day if the Notice of Borrowing is received by Agent on or before 10:00 a.m. Central Time on a Business Day or (b) on the immediately following Business Day if the Notice of Borrowing is received by Agent after 10:00 a.m. Central Time on a Business Day or on a day that is not a Business Day. Agent shall charge to the Revolving Loan Agent's usual and customary fees for the wire transfer of each Revolving Loan.

2.4. Extension Option. So long as no Event of Default shall have occurred and be continuing, Borrower shall have two annual options to extend the Scheduled Maturity Date by one-year increments. Borrower may exercise such option by delivering written notice (each an "Extension Notice") to Agent of its intent to exercise such extension option, no less than 60 days and no more than 90 days prior to the Scheduled Maturity Date then in effect. Each Extension Notice shall be executed by the chief executive officer or principal financial officer of the Borrower and shall certify that no Event of Default has occurred and is continuing on the date of such Extension Notice. Upon delivery of each Extension Notice, the Scheduled Maturity Date shall be extended to the date that is one year after the Scheduled Maturity Date then in effect. For avoidance of doubt, in no event shall the Scheduled Maturity Date be later than July 25, 2019.

2.5. Repayment.

(a) Revolving Loans. If at any time for any reason whatsoever (including as a result of currency fluctuations), the outstanding balance of all Revolving Loans exceeds the lesser of (x) the Maximum Revolving Facility Amount and (y) the Borrowing Base, then, in each case, Borrower will immediately pay to Agent such amounts as shall cause Borrower to eliminate such excess.

(b) Maturity Date Payments. All remaining outstanding monetary Obligations (including, without limitation, all Revolving Loans and all accrued and unpaid fees described in Section 3.2) shall be payable in full on the Maturity Date.

2.6. Mandatory Prepayments / Voluntary Termination.

(a) Certain Mandatory Prepayment Events. Borrower shall be required to prepay the outstanding principal balance of the Revolving Loans on the date of each and every Prepayment Event (and on any date thereafter on which proceeds pertaining thereto are received by any Loan Party), in each case without any demand or notice from Agent or any other Person, all of which is hereby expressly waived by Borrower, in the amount of 100% of the proceeds (net of documented reasonable out-of-pocket costs and expenses incurred in connection with the collection of such proceeds, in each case payable to Persons that are not Affiliates of any Loan Party) received by any Loan Party with respect to such Prepayment Event. Prepayments of the Loans made pursuant to this Section 2.6(a) shall be applied in the manner set forth in Section 6.2 (disregarding for such purpose any instruction as to application provided by the Borrower).

(b) Voluntary Termination of Loan Facilities. Borrower may, on at least thirty days prior written notice received by Agent, permanently terminate the Revolving Loan facilities by repaying all of the outstanding Obligations, including, without limitation, all principal, interest and fees with respect to the Revolving Loans. From and after such date of termination, Agent and Lenders shall have no obligation whatsoever to extend any additional Revolving Loans or make available any other extension of credit, and all of its lending commitments hereunder shall be terminated.

2.7. Obligations Unconditional.

(a) The payment and performance of all Obligations shall constitute the absolute and unconditional obligations of each Loan Party Obligor, and shall be independent of any defense or right of set-off, recoupment or counterclaim that any Loan Party Obligor or any other Person might otherwise have against Agent or any Lender or any other Person. All payments required by this Agreement or the other Loan Documents shall be made in Dollars (unless payment in a different currency is expressly provided otherwise in the applicable Loan Document) and paid free of any deductions or withholdings for any taxes or other amounts and without abatement, diminution or set-off. If any Loan Party Obligor is required by applicable law to make such a deduction or withholding from a payment under this Agreement or under any other Loan Document, such Loan Party Obligor shall pay to Agent such additional amount as shall be necessary to ensure that, after the making of such deduction or withholding, Agent (or the applicable Lender) receives (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made. Each Loan Party Obligor shall (a) pay the full amount of any deduction or withholding that it is required to make by law, to the relevant authority within the payment period set by applicable law and (b) promptly after any such payment, deliver to Agent an original (or certified copy) official receipt issued by the relevant authority in respect of the amount withheld or deducted or, if the relevant authority does not issue such official receipts, such other evidence of payment of the amount withheld or deducted as is reasonably acceptable to Agent.

(b) If, at any time and from time to time after the Closing Date (or at any time before or after the Closing Date with respect to (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act or (y) Basel III or any similar accord promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) and, in each case, all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith), (a) any change in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (b) any new law, regulation, treaty or directive enacted or application thereof or (c) compliance by Agent or any Lender with any request or directive (whether or not having the force of law) from any Governmental Authority, central bank or comparable agency (i) subjects Agent or any Lender to any tax, levy, impost, deduction, assessment, charge or withholding of any kind whatsoever with respect to any Loan Document, or changes the basis of taxation of payments to Agent or any Lender of any amount payable thereunder (except for net income taxes, or franchise taxes imposed in lieu of net income taxes, imposed generally by federal, state, local or other taxing authorities with respect to interest or fees payable hereunder or under any other Loan Document or changes in the rate of tax on the overall net income of Agent or any Lender) or (ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Agent or any Lender or (iii) imposes on Agent or any Lender any other condition or increased cost in connection with the transactions contemplated thereby or participations therein, and the result of any of the foregoing is to increase the cost to Agent or any Lender of making or continuing any Revolving Loan or to reduce any amount receivable hereunder or under any other Loan Documents, then, in each such case, Borrower shall promptly pay to Agent or the applicable Lender, when notified to do so by Agent or such Lender, any additional amounts necessary to compensate Agent or such Lender, on an after-tax basis, for such additional cost or reduced amount as determined by Agent or such Lender. Each such notice of additional amounts payable pursuant to this Section 2.7(b) submitted by Agent or any Lender to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes.

(c) This Section 2.7 shall remain operative even after the Termination Date and shall survive the payment in full of all of the Revolving Loans.

2.8. Reversal of Payments. To the extent that any payment or payments made to or received by Agent or any Lender pursuant to this Agreement or any other Loan Document are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to any trustee, receiver or other Person under any state, federal or other bankruptcy or other such applicable law, then, to the extent thereof, such amounts (and all Liens, rights and remedies relating thereto) shall be revived as Obligations (secured by all such Liens) and continue in full force and effect under this Agreement and under the other Loan Documents as if such payment or payments had not been received by Agent or such Lender. This Section 2.8 shall remain operative even after the Termination Date and shall survive the payment in full of all of the Obligations.

3. INTEREST AND FEES; LOAN ACCOUNT.

3.1. Interest. All Revolving Loans and other monetary Obligations shall bear interest at a rate of 15% per annum; provided, that after the occurrence and during the continuation of an Event of Default, all Revolving Loans and other monetary Obligations shall bear interest at a rate per annum equal to four (4) percentage points in excess of the rate otherwise applicable thereto (the "Default Rate"). Accrued interest shall be payable (a) on the first day of each month in arrears, (b) upon any prepayment of Revolving Loans in accordance with Section 2.6(a), (c) upon any prepayment of the Revolving Loans in accordance with Section 2.6(b), and (d) on the Maturity Date. After the occurrence and during the continuance of an Event of Default, all interest shall be payable in cash on demand.

3.2. Fees. Borrower shall pay to Agent each of the fees and other obligations set forth in the Fee Letter on the dates provided therein, which fees are in addition to all fees and other sums payable by Borrower or any other Person to Agent or any Lender under this Agreement or under any other Loan Document and, in each case, are not refundable once paid.

3.3. Computation of Interest and Fees. All interest and fees shall be calculated daily on the outstanding monetary Obligations based on the actual number of days elapsed in a year of 360 days.

3.4 Loan Account; Monthly Accountings. Agent shall maintain a loan account for Borrower reflecting all outstanding Revolving Loans, along with interest accrued thereon and such other items reflected therein (the "Loan Account"), and shall provide Borrower with a monthly accounting reflecting the activity in the Loan Account. Each accounting shall be deemed correct, accurate and binding on Borrower and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by Agent), unless Borrower notifies Agent in writing to the contrary within thirty days after such account is rendered, describing the nature of any alleged errors or omissions. However, Agent's failure to maintain the Loan Account or to provide any such accounting shall not affect the legality or binding nature of any of the Obligations. Interest, fees and other monetary Obligations due and owing under this Agreement may, in Agent's discretion, be charged to the Loan Account, and will thereafter be deemed to be Revolving Loans and will bear interest at the same rate as other Revolving Loans.

3.5. Further Obligations; Maximum Lawful Rate. With respect to all monetary Obligations for which the interest rate is not otherwise specified herein (whether such Obligations arise hereunder or under any other Loan Document, or otherwise), such Obligations shall bear interest at the rate(s) in effect from time to time with respect to the Revolving Loans and shall be payable upon demand by Agent. In no event shall the interest charged with respect to any Revolving Loan or any other Obligation exceed the maximum amount permitted under applicable law. Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable or other amounts hereunder or under any other Loan Document (the "Stated Rate") would exceed the highest rate of interest or other amount permitted under any applicable law to be charged (the "Maximum Lawful Rate"), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest and other amounts payable shall be equal to the Maximum Lawful Rate; provided, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, Borrower shall, to the extent permitted by applicable law, continue to pay interest and such other amounts at the Maximum Lawful Rate until such time as the total interest and other such amounts received is equal to the total interest and other such amounts which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate payable or such other amounts payable. Thereafter, the interest rate and such other amounts payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply. In no event shall the total interest or other such amounts received by Agent or any Lender exceed the amount which it could lawfully have received had the interest and other such amounts been calculated for the full term hereof at the Maximum Lawful Rate. If, notwithstanding the prior sentence, Agent or any Lender has received interest or other such amounts hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Revolving Loans or to other Obligations (other than interest) payable hereunder, and if no such principal or other Obligations are then outstanding, such excess or part thereof remaining shall be paid to Borrower. In computing interest payable with reference to the Maximum Lawful Rate applicable to Agent or any Lender, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.

4. CONDITIONS PRECEDENT.

4.1 Conditions to Initial Loans.

Lenders' obligations to fund the initial Revolving Loans is subject to the following conditions precedent (as well as any other conditions set forth in this Agreement or any other Loan Document), all of which must be satisfied in a manner acceptable to Agent (and as applicable, pursuant to documentation which in each case is in form and substance acceptable to Agent):

(a) each Loan Party Obligor shall have duly executed and/or delivered, or, as applicable, shall have caused such other applicable Persons to have duly executed and/or delivered to Agent such agreements, instruments, documents, proxies and certificates as Agent may require, including such other agreements, instruments, documents and certificates listed on the closing checklist attached hereto as Exhibit B (other than any such items identified as "Post-Closing Items");

(b) Agent shall have completed its business and legal due diligence pertaining to the Loan Parties and their respective businesses and assets, with results thereof satisfactory to Agent in its sole discretion;

(c) Agent's and each Lenders' obligations and commitments under this Agreement shall have been approved by Agent's and such Lender's credit committee;

(d) Borrower shall have received cash equity contributions prior to the Closing Date in an amount not less than $4,500,000, and the proceeds of all such equity contributions shall have been used to fund a portion of the consideration payable in connection with the Closing Date Acquisition;

(e) since December 31, 2015, no event shall have occurred which has had, or could reasonably be expected to have, a Material Adverse Effect on any Loan Party, as determined by Agent in its sole discretion, determined in good faith;

(f) Borrower shall have paid to Agent all fees due on the date hereof (including under the Fee Letter), and shall have paid or reimbursed Agent for all of Agent's costs, charges and expenses incurred through the Closing Date (and in connection herewith, Borrower hereby irrevocably authorizes Agent to charge such fees, costs, charges and expenses as Revolving Loans);

(g) the Closing Date Acquisition shall have been consummated pursuant to the terms of the Closing Date Acquisition Agreement; and

(h) on the Closing Date, after giving effect to the initial Revolving Loans to be advanced on the Closing Date, the Closing Date Equity Issuance, the Closing Date Acquisition, and the consummation of the other transactions contemplated to occur on the Closing Date, including the payment of fees and expenses in connection therewith, Borrower shall have unrestricted cash on hand of at least $1,000,000.

4.2. Conditions to all Loans. Agent and Lenders shall not be obligated to fund any Revolving Loans, unless the following conditions are satisfied:

(a) Borrower shall have provided to Agent such information as Agent may require in order to determine the Borrowing Base (including the items set forth in Section 7.15(a), (b) and (c) (as applicable)), as of such borrowing or issue date, after giving effect to such Revolving Loans;

(b) each of the representations and warranties set forth in this Agreement and in the other Loan Documents shall be true and correct in all respects as of the date such Revolving Loan is made (or, to the extent any representations or warranties are expressly made solely as of an earlier date, such representations and warranties shall be true and correct as of such earlier date), both before and after giving effect thereto; and

(c) no Default or Event of Default shall be in existence, both before and after giving effect thereto.

Each request (or deemed request) by Borrower for funding of a Revolving Loan shall constitute a representation by Borrower that the foregoing conditions are satisfied on the date of such request and on the date of such funding or issuance. As an additional condition to any funding, issuance or grant, Agent shall have received such other information, documents, instruments and agreements as it deems appropriate in connection therewith.

5. COLLATERAL.

5.1. Grant of Security Interest. To secure the full payment and performance of all of the Obligations, each Loan Party Obligor hereby assigns to Agent and grants to Agent, for the benefit of itself and the Lenders, a continuing security interest in all property of each Loan Party Obligor, whether tangible or intangible, real or personal, now or hereafter owned, existing, acquired or arising and wherever now or hereafter located, and whether or not eligible for lending purposes, including: (a) all Accounts and all Goods whose sale, lease or other disposition by any Loan Party Obligor has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, any Loan Party Obligor; (b) all Chattel Paper (including Electronic Chattel Paper), Instruments, Documents, and General Intangibles (including all patents, patent applications, trademarks, trademark applications, trade names, trade secrets, goodwill, copyrights, copyright applications, registrations, licenses, software, franchises, customer lists, tax refund claims, claims against carriers and shippers, guaranty claims, contracts rights, payment intangibles, security interests, security deposits and rights to indemnification); (c) all Inventory; (d) all Goods, including Equipment, Farm Products, Health-Care-Insurance Receivables, vehicles, and Fixtures; (e) all Investment Property, including all rights, privileges, authority, and powers of each Loan Party Obligor as an owner or as a holder of Pledged Equity, including all economic rights, all control rights, authority and powers, and all status rights of each Loan Party Obligor as a member, equity holder or shareholder, as applicable, of each Issuer; (f) all Deposit Accounts, bank accounts, deposits and cash; (g) all Letter-of-Credit Rights; (h) all Commercial Tort Claims listed in Section 2 of the Perfection Certificate; (i) all Supporting Obligations; (j) any other property of any Loan Party Obligor now or hereafter in the possession, custody or control of Agent or any Lender or any Participant or any agent or any parent, Affiliate or Subsidiary of Agent or any Lender or any Participant in the Revolving Loans, for any purpose (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise) and (k) all additions and accessions to, substitutions for, and replacements, products and Proceeds of the foregoing property, including proceeds of all insurance policies insuring the foregoing property, and all of each Loan Party Obligor's books and records relating to any of the foregoing and to any Loan Party's business. Notwithstanding the foregoing, the grant of security set forth in this Section 5.1 shall not include any Excluded Property.

5.2. Possessory Collateral. Promptly, but in any event no later than five Business Days after any Loan Party Obligor's receipt of any portion of the Collateral evidenced by an agreement, Instrument or Document, including any Tangible Chattel Paper and any Investment Property consisting of certificated securities, such Loan Party Obligor shall deliver the original thereof to Agent together with an appropriate endorsement or other specific evidence of assignment thereof to Agent (in form and substance acceptable to Agent), for the benefit of Agent and Lenders. If an endorsement or assignment of any such items shall not be made for any reason, Agent is hereby irrevocably authorized, as attorney and agent-in-fact (coupled with an interest) for each Loan Party Obligor, to endorse or assign the same on such Loan Party Obligor's behalf.

5.3. Further Assurances. Each Loan Party Obligor shall, at its own cost and expense, promptly and duly take, execute, acknowledge and deliver (or cause each other applicable Person to take, execute, acknowledge and deliver) all such further acts, documents, agreements and instruments as may from time to time be necessary or desirable or as Agent may (in its Permitted Discretion) from time to time require in order to (a) carry out the intent and purposes of the Loan Documents and the transactions contemplated thereby, (b) establish, create, preserve, protect and perfect a first priority lien (subject only to Permitted Liens) in favor of Agent, for the benefit of Agent and the Lenders, in all real and personal property (wherever located) from time to time owned by the Loan Party Obligors and in all capital stock and other equity from time to time issued by the Loan Parties (including appraisals of real property in compliance with FIRREA), (c) cause each Subsidiary of Borrower to guaranty all of the Obligations, all pursuant to documentation that is in form and substance reasonably satisfactory to Agent and (d) facilitate the collection of the Collateral. Without limiting the foregoing, each Loan Party Obligor shall, at its own cost and expense, promptly and duly take, execute, acknowledge and deliver (or cause each other applicable Person to take, execute, acknowledge and deliver) to Agent all promissory notes, security agreements, agreements with landlords, mortgagees and processors and other bailees, subordination and intercreditor agreements and other agreements, instruments and documents, in each case in form and substance acceptable to Agent, as Agent may (in its Permitted Discretion) request from time to time to perfect, protect and maintain Agent's security interests in the Collateral, including the required priority thereof, and to fully carry out the transactions contemplated by the Loan Documents.

5.4. UCC Financing Statements. Each Loan Party Obligor authorizes Agent to file, transmit or communicate, as applicable, from time to time, Uniform Commercial Code financing statements, along with amendments and modifications thereto, in all filing offices selected by Agent, listing such Loan Party Obligor as the debtor and Agent as the secured party, and describing the collateral covered thereby in such manner as Agent may elect, including using descriptions such as "all personal property of debtor" or "all assets of debtor", or words of similar effect, in each case without such Loan Party Obligor's signature. Each Loan Party Obligor also hereby ratifies its authorization for Agent to have filed, in any filing office, any financing statements filed prior to the date hereof.

6. CERTAIN PROVISIONS REGARDING ACCOUNTS, INVENTORY, COLLECTIONS AND APPLICATIONS OF PAYMENTS.

6.1. Lock Boxes and Blocked Accounts. Each Loan Party Obligor hereby represents and warrants that all Deposit Accounts, Securities Accounts and all other depositary and other accounts maintained by each Loan Party Obligor as of the Closing Date are described in Section 3 of the Perfection Certificate, which description includes for each such account the name of the Loan Party Obligor maintaining the account, the name of the financial institution at which the account is maintained, the account number and the purpose of the account. After the Closing Date, no Loan Party Obligor shall open any new Deposit Account, Securities Account or any other depositary or other account without the prior written consent of Agent and without updating Section 3 of the Perfection Certificate to reflect such Deposit Account, Securities Account or other account. No Deposit Account, Securities Account or other account of any Loan Party Obligor shall at any time constitute a Restricted Account other than accounts expressly indicated on Section 3 of the Perfection Certificate as being Restricted Accounts (and each Loan Party Obligor hereby represents and warrants that each such account shall at all times meet the requirements set forth in the definition of Restricted Account to qualify as a Restricted Account). On or prior to the date that is 30 days after the Closing Date, each Loan Party Obligor will, at its expense, establish and thereafter maintain (and revise from time to time as Agent may require) procedures acceptable to Agent, in Agent's sole discretion, for the collection of checks, wire transfers and all other proceeds of all of such Loan Party Obligor's Accounts and other Collateral ("Collections"), which shall include (a) directing all Account Debtors to send all Account proceeds directly to a post office box designated by Agent either in the name of such Loan Party Obligor (but as to which Agent has exclusive access) or, at Agent's option, in the name of Agent (a "Lock Box") and (b) depositing all Collections received by such Loan Party Obligor into one or more Deposit Accounts maintained in the name of such Loan Party Obligor (but as to which Agent has exclusive access) or, at Agent's option, in the name of Agent (each, a "Blocked Account"), under an arrangement acceptable to Agent with a depository bank acceptable to Agent, pursuant to which all funds deposited into each Lock Box and Blocked Account are to be transferred to Agent in such manner, and with such frequency, as Agent shall specify. Each Loan Party Obligor agrees, at all times after the 30th day after the Closing Date, to execute, and to cause its depository banks and other institutions with which it maintains Deposit Accounts, Securities Accounts or any other depositary or other account to execute such Control Agreements as Agent shall require from time to time in connection with the foregoing, all in form and substance acceptable to Agent.

6.2. Application of Payments. All amounts paid to or received by Agent in respect of monetary Obligations, from whatever source (whether from Borrower or any other Loan Party Obligor pursuant to such other Loan Party Obligor's guaranty of the Obligations, any realization upon any Collateral or otherwise) shall, unless otherwise directed by Borrower with respect to any particular payment (unless an Event of Default shall then be continuing, in which event Agent may disregard Borrower's direction) be applied by Agent to the Obligations in such order as Agent may elect, and absent such election shall be applied as follows:

(i) FIRST, to reimburse Agent for all out-of-pocket costs and expenses, and all indemnified losses, incurred by Agent which are reimbursable to Agent in accordance with this Agreement or any of the other Loan Documents;

(ii) SECOND, to any accrued but unpaid interest on any Protective Advances;

(iii) THIRD, to the outstanding principal of any Protective Advances;

(iv) FOURTH, to any accrued but unpaid fees owing to Agent under this Agreement and/or any other Loan Documents;

(v) FIFTH, to any unpaid accrued interest on the Obligations;

(vi) SIXTH, to the outstanding principal of the Revolving Loans; and

(vii) SEVENTH, to the payment of any other outstanding Obligations; and after payment in full in cash of all of the outstanding monetary Obligations, any further amounts paid to or received by Agent in respect of the Obligations (so long as no monetary Obligations are outstanding) shall be paid over to Borrower or such other Person(s) as may be legally entitled thereto.

For purposes of determining the Borrowing Base, such amounts will be credited to the Loan Account and the Collateral balances to which they relate upon Agent's receipt of an advice from Agent's Bank (set on Annex II) that such items have been credited to Agent's account at Agent's Bank (or upon Agent's deposit thereof at Agent's Bank in the case of payments received by Agent in kind), in each case subject to final payment and collection.

6.3. Notification; Verification. Agent or its designee may, from time to time, whether or not a Default or Event of Default has occurred, verify directly with the Account Debtors of the Loan Party Obligors (or by any manner and through any medium Agent considers advisable) the validity, amount and other matters relating to the Accounts and Chattel Paper of the Loan Party Obligors, by means of mail, telephone or otherwise, either in the name of the applicable Loan Party Obligor or Agent or such other name as Agent may choose. Agent or its designee may, from time to time, after the occurrence and during the continuance of an Event of Default: (a) notify Account Debtors of the Loan Party Obligors that Agent has a security interest in the Accounts of the Loan Party Obligors and direct such Account Debtors to make payment thereof directly to Agent; and (b) demand, collect or enforce payment of any Accounts and Chattel Paper (but without any duty to do so). Each Loan Party Obligor hereby authorizes Account Debtors, after the occurrence and during the continuance of an Event of Default, to make payments directly to Agent and to rely on notice from Agent without further inquiry. Agent may on behalf of each Loan Party Obligor endorse all items of payment received by Agent that are payable to such Loan Party Obligor for the purposes described above.

6.4. Power of Attorney.

Without limiting any of Agent's other rights under this Agreement or any other Loan Document, each Loan Party Obligor hereby grants to Agent an irrevocable power of attorney, coupled with an interest, authorizing and permitting Agent (acting through any of its officers, employees, attorneys or agents), at Agent's option but without obligation, with or without notice to such Loan Party Obligor, and at each Loan Party Obligor's expense, to do any or all of the following, in such Loan Party Obligor's name or otherwise:

(a) at any time, whether or not an Event of Default has occurred or is continuing, (i) execute on behalf of such Loan Party Obligor any documents that Agent may, in its sole discretion, deem advisable in order to perfect, protect and maintain Agent's security interests, and priority thereof, in the Collateral and to fully consummate all the transactions contemplated by this Agreement and the other Loan Documents (including such financing statements and continuation financing statements, and amendments or other modifications thereto, as Agent shall deem necessary or appropriate) and to notify Account Debtors of the Loan Party Obligors in the manner contemplated by Section 6.3, (ii) endorse such Loan Party Obligor's name on all checks and other forms of remittances received by Agent, (iii) pay any sums required on account of such Loan Party Obligor's taxes or to secure the release of any Liens therefor, (iv) pay any amounts necessary to obtain, or maintain in effect, any of the insurance described in Section 7.14, (v) receive and otherwise take control in any manner of any cash or non-cash items of payment or Proceeds of Collateral, (vi) receive, open and dispose of all mail addressed to such Loan Party Obligor at any post office box or lockbox maintained by Agent for such Loan Party Obligor or at any other business premises of Agent and (vii) endorse or assign to Agent on such Loan Party Obligor's behalf any portion of Collateral evidenced by an agreement, Instrument or Document if an endorsement or assignment of any such items is not made by such Loan Party Obligor pursuant to Section 5.2; provided, that, unless Agent determines that the interests of the Agent and/or Lenders could be harmed by waiting for the applicable Loan Party Obligor to act, Agent shall first request that the applicable Loan Party Obligor take the relevant action prior to acting on such Loan Party Obligor's behalf pursuant to the preceding clauses (i), (iii) and (iv) ; and

(b) at any time, after the occurrence and during the continuance of an Event of Default, (i) execute on behalf of such Loan Party Obligor any document exercising, transferring or assigning any option to purchase, sell or otherwise dispose of or lease (as lessor or lessee) any real or personal property which is part of the Collateral or in which Agent has an interest, (ii) execute on behalf of such Loan Party Obligor any invoices relating to any Accounts, any draft against any Account Debtor, any proof of claim in bankruptcy, any notice of Lien or claim, and any assignment or satisfaction of mechanic's, materialman's or other Lien, (iii) execute on behalf of such Loan Party Obligor any notice to any Account Debtor, (iv) pay, contest or settle any Lien, charge, encumbrance, security interest and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same, (v) grant extensions of time to pay, compromise claims relating to, and settle Accounts, Chattel Paper and General Intangibles for less than face value and execute all releases and other documents in connection therewith, (vi) settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor, (vii) instruct any third party having custody or control of any Collateral or books or records belonging to, or relating to, such Loan Party Obligor to give Agent the same rights of access and other rights with respect thereto as Agent has under this Agreement or any other Loan Document, (viii) change the address for delivery of such Loan Party Obligor's mail, (ix) vote any right or interest with respect to any Investment Property, (x) instruct any Account Debtor to make all payments due to any Loan Party Obligor directly to Agent, and (xi) use any Intellectual Property of such Loan Party Obligor (including any licenses of such Intellectual Property), including but not limited to any labels, patents, trademarks, trade names, URLs, domain names, industrial designs, copyrights, or advertising matter, in preparing for sale, advertising for sale, or selling Inventory or other Collateral and to collect any amounts due under Accounts, contracts or negotiable Collateral of such Loan Party Obligor.

Any and all sums paid, and any and all costs, expenses, liabilities, obligations and reasonable attorneys' fees incurred, by Agent with respect to the foregoing shall be added to and become part of the Obligations, shall be payable on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. Each Loan Party Obligor agrees that Agent's rights under the foregoing power of attorney and any of Agent's other rights under this Agreement or the other Loan Documents shall not be construed to indicate that Agent is in control of the business, management or properties of any Loan Party Obligor.

6.5. Disputes. Each Loan Party Obligor shall promptly notify Agent of all disputes or claims relating to its Accounts and Chattel Paper with an amount in dispute in excess of $25,000 or which are otherwise material to such Loan Party Obligor's business. Each Loan Party Obligor agrees that it will not, without Agent's prior written consent, compromise or settle any of its Accounts or Chattel Paper for less than the full amount thereof, grant any extension of time for payment of any of its Accounts or Chattel Paper, release (in whole or in part) any Account Debtor or other person liable for the payment of any of its Accounts or Chattel Paper or grant any credits, discounts, allowances, deductions, return authorizations or the like with respect to any of its Accounts or Chattel Paper; except (unless otherwise directed by Agent during the existence of a Default or an Event of Default) such Loan Party Obligor may take any of such actions in the ordinary course of its business consistent with past practices.

6.6. Invoices. At Agent's request, after the occurrence and during the continuance of an Event of Default, each Loan Party Obligor will cause all invoices and statements that it sends to Account Debtors or other third parties to be marked, in a manner satisfactory to Agent, to reflect Agent's security interest therein and payment instructions.

6.7. Inventory.

(a) Returns. No Loan Party Obligor will accept returns of any Inventory from any Account Debtor except in the ordinary course of its business. In the event the value of returned Inventory in any one calendar month exceeds $25,000 (collectively for all Loan Party Obligors), Borrower will immediately notify Agent (which notice shall specify the value of all such returned Inventory, the reasons for such returns, and the locations and the condition of such returned Inventory).

(b) Third Party Locations. No Loan Party Obligor will, without Agent's prior written consent, at any time, store any Inventory with any warehouseman or other third party other than as set forth in Section 1(d) of the Perfection Certificate.

(c) Sale on Return, etc. No Loan Party Obligor will, without Agent's prior written consent, at any time, sell any Inventory on a sale-or-return, guarantied sale, consignment, or other contingent basis.

(d) Fair Labor Standards Act. Each Loan Party Obligor represents, warrants and covenants that, at all times, all of the Inventory of each Loan Party Obligor has been, at all times will be, produced only in accordance with the Fair Labor Standards Act of 1938 and all rules, regulations and orders promulgated thereunder.

7. REPRESENTATIONS, WARRANTIES AND AFFIRMATIVE COVENANTS.

To induce Agent and Lenders to enter into this Agreement, each Loan Party Obligor represents, warrants and covenants as follows (it being understood and agreed that (a) each such representation and warranty (i) will be made as of the date hereof and be deemed remade as of each date on which any Revolving Loan is made (except to the extent any such representation or warranty expressly relates only to any earlier or specified date, in which case such representation or warranty will be made as of such earlier or specified date) and (ii) shall not be affected by any knowledge of, or any investigation by, Agent or any Lender and (b) each such covenant shall continuously apply with respect to all times commencing on the date hereof and continuing until the Termination Date):

7.1. Existence and Authority. Each Loan Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (which jurisdiction is identified in Section 1(a) of the Perfection Certificate) and is qualified to do business in each jurisdiction in which the operation of its business requires that it be qualified (which each such jurisdiction is identified in Section 1(a) of the Perfection Certificate). Each Loan Party has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby. The execution, delivery and performance by each Loan Party Obligor of this Agreement and all of the other Loan Documents to which such Loan Party Obligor is a party have been duly and validly authorized, do not violate such Loan Party Obligor's Governing Documents or any law or any agreement or instrument or any court order which is binding upon any Loan Party or its property, do not constitute grounds for acceleration of any Indebtedness or obligation under any agreement or instrument which is binding upon any Loan Party or its property, and do not require the consent of any Person. No Loan Party is required to obtain any government approval, consent, or authorization from, or to file any declaration or statement with, any Governmental Authority in connection with or as a condition to the execution, delivery or performance of any of the Loan Documents. This Agreement and each of the other Loan Documents have been duly executed and delivered by, and are enforceable against, each of the Loan Party Obligors who have signed them, in accordance with their respective terms. Section 1(f) of the Perfection Certificate sets forth the ownership of Borrower's Subsidiaries.

7.2. Names; Trade Names and Styles. The name of each Loan Party Obligor set forth on Section 1(b) of the Perfection Certificate is its correct and complete legal name as of the date hereof, and no Loan Party Obligor has used any other name at any time in the past five years, or at any time will use any other name, in any tax filing made in any jurisdiction. Listed in Section 1(b) of the Perfection Certificate are all prior names used by each Loan Party Obligor at any time in the past five years and all of the present and prior trade names used by any Loan Party Obligor at any time in the past five years. Borrower shall give Agent at least thirty days' prior written notice (and will deliver an updated Section 1(b) of the Perfection Certificate to reflect the same) before it or any other Loan Party Obligor changes its legal name or does business under any other name.

7.3. Title to Collateral; Third Party Locations; Permitted Liens. Each Loan Party Obligor has, and at all times will continue to have, good and marketable title to all of the Collateral. The Collateral now is, and at all times will remain, free and clear of any and all Liens, except for Permitted Liens. Agent now has, and will at all times continue to have, a first-priority perfected and enforceable security interest in all of the Collateral, subject only to the Permitted Liens, and each Loan Party Obligor will at all times defend Agent and the Collateral against all claims of others. None of the Collateral which is Equipment is, or will at any time, be affixed to any real property in such a manner, or with such intent, as to become a fixture. Except for leases or subleases as to which Borrower has delivered to Agent a landlord's waiver in form and substance satisfactory to Agent (unless such requirement is waived by Agent, in its sole discretion), no Loan Party Obligor is or will be a lessee or sublessee under any real property lease or sublease. Except for warehouses as to which Borrower has delivered to Agent a warehouseman's waiver in form and substance satisfactory to Agent (unless such requirement is waived by Agent, in its sole discretion), no Loan Party Obligor is or will at any time be a bailor of any Goods at any warehouse or otherwise. Prior to causing or permitting any Collateral to at any time be located upon premises in which any third party (including any landlord, warehouseman, or otherwise) has an interest, Borrower shall notify Agent and the applicable Loan Party Obligor shall cause each such third party to execute and deliver to Agent, in form and substance acceptable to Agent (unless such requirement is waived by Agent, in its sole discretion), such waivers, collateral access agreements, and subordinations as Agent shall specify, so as to, among other things, ensure that Agent's rights in the Collateral are, and will at all times continue to be, superior to the rights of any such third party and that Agent has access to such Collateral. Each applicable Loan Party Obligor will keep at all times in full force and effect, and will comply at all times with all the terms of, any lease of real property where any of the Collateral now or in the future may be located.

7.4. Accounts and Chattel Paper. As of each date reported by Borrower, all Accounts which Borrower has then reported to Agent as then being Eligible Accounts comply in all respects with the criteria for eligibility set forth in the definition of Eligible Accounts. All such Accounts, and all Chattel Paper owned by any Loan Party Obligor, are genuine and in all respects what they purport to be, arise out of a completed, bona fide and unconditional and non-contingent sale and delivery of goods or rendition of services by Borrower in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto, each Account Debtor thereunder had the capacity to contract at the time any contract or other document giving rise to such Accounts and Chattel Paper were executed, and the transactions giving rise to such Accounts and Chattel Paper comply with all applicable laws and governmental rules and regulations.

7.5. Electronic Chattel Paper. To the extent that any Loan Party Obligor obtains or maintains any Electronic Chattel Paper, such Loan Party Obligor shall at all times create, store and assign the record or records comprising the Electronic Chattel Paper in such a manner that (a) a single authoritative copy of the record or records exists which is unique, identifiable and except as otherwise provided below, unalterable, (b) the authoritative copy identifies Agent as the assignee of the record or records, (c) the authoritative copy is communicated to and maintained by Agent or its designated custodian, (d) copies or revisions that add or change an identified assignee of the authoritative copy can only be made with the participation of Agent, (e) each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy that is not the authoritative copy and (f) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.

7.6. Capitalization; Investment Property.

(a) No Loan Party, directly or indirectly, owns, or shall at any time own, any capital stock or other equity interests of any other Person except as set forth in Sections 1(f) and 1(g) of the Perfection Certificate, which Sections list all Investment Property owned by each Loan Party Obligor.

(b) None of the Pledged Equity has been issued or otherwise transferred in violation of the Securities Act, or other applicable laws of any jurisdiction to which such issuance or transfer may be subject.

(c) The Pledged Equity pledged by each Loan Party Obligor hereunder constitutes all of the issued and outstanding equity interests of each Issuer owned by such Loan Party Obligor.

(d) All of the Pledged Equity has been duly and validly issued and is fully paid and non-assessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights. There are no outstanding options, warrants or similar agreements, documents, or instruments with respect to any of the Pledged Equity.

(e) Each Loan Party Obligor shall, at the request of Agent, cause each Issuer to amend or otherwise modify its Governing Documents, books, records, and related agreements, documents and instruments, as applicable, to reflect the rights and interests of Agent hereunder, and to the extent required to enable and empower Agent to exercise and enforce its rights and remedies hereunder in respect of the Pledged Equity and other Investment Property.

(f) Each Loan Party Obligor will take any and all actions required or requested by Agent, from time to time, to (i) cause Agent to obtain exclusive control of any Investment Property in a manner acceptable to Agent and (ii) obtain from any Issuers and such other Persons as Agent shall specify, for the benefit of Agent, written confirmation of Agent's exclusive control over such Investment Property and take such other actions as Agent may request to perfect Agent's security interest in any Investment Property. For purposes of this Section 7.6, Agent shall have exclusive control of Investment Property if (A) pursuant to Section 5.2, such Investment Property consists of certificated securities and the applicable Loan Party Obligor delivers such certificated securities to Agent (with all appropriate endorsements), (B) such Investment Property consists of uncertificated securities and either (x) the applicable Loan Party Obligor delivers such uncertificated securities to Agent or (y) the Issuer thereof agrees, pursuant to documentation in form and substance satisfactory to Agent, that it will comply with instructions originated by Agent without further consent by the applicable Loan Party Obligor and (C) such Investment Property consists of security entitlements and either (x) Agent becomes the entitlement holder thereof or (y) the appropriate securities intermediary agrees, pursuant to documentation in form and substance satisfactory to Agent, that it will comply with entitlement orders originated by Agent without further consent by the applicable Loan Party Obligor. Each Loan Party Obligor that is a limited liability company or a partnership hereby represents and warrants that it has not, and at no time will, elect pursuant to the provisions of Section 8-103 of the UCC to provide that its equity interests are securities governed by Article 8 of the UCC.

(g) No Loan Party owns, or has any present intention of acquiring, any "margin security" or any "margin stock" within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System (herein called "margin security" and "margin stock"). None of the proceeds of the Revolving Loans will be used, directly or indirectly, for the purpose of purchasing or carrying, or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry, any margin security or margin stock or for any other purpose which might constitute the transactions contemplated hereby a "purpose credit" within the meaning of said Regulations T, U or X, or cause this Agreement to violate any other regulation of the Board of Governors of the Federal Reserve System or the Exchange Act, or any rules or regulations promulgated under such statutes.

(h) No Loan Party Obligor shall vote to enable, or take any other action to cause or to permit, any Issuer to issue any equity interests of any nature, or to issue any other securities or interests convertible into or granting the right to purchase or exchange for any equity interests of any nature of any Issuer.

(i) No Loan Party Obligor shall take, or fail to take, any action that would in any manner impair the value or the enforceability of Agent's Lien on any of the Investment Property, or any of Agent's rights or remedies under this Agreement or any other Loan Document with respect to any of the Investment Property.

(j) In the case of any Loan Party Obligor which is an Issuer, such Issuer agrees that the terms of Section 11.3(g)(iii) shall apply to such Loan Party Obligor with respect to all actions that may be required of it pursuant to such Section 11.3(g)(iii) regarding the Investment Property issued by it.

7.7. Commercial Tort Claims. No Loan Party Obligor has any Commercial Tort Claims pending other than those listed in Section 2 of the Perfection Certificate, and each Loan Party Obligor shall promptly (but in any case no later than five Business Days thereafter) notify Agent in writing upon incurring or otherwise obtaining a Commercial Tort Claim after the date hereof against any third party. Such notice shall constitute such Loan Party Obligor's authorization to amend such Section 2 to add such Commercial Tort Claim and shall automatically be deemed to amend such Section 2 to include such Commercial Tort Claim.

7.8. Jurisdiction of Organization; Location of Collateral. Sections 1(c) and 1(d) of the Perfection Certificate set forth (a) each place of business of each Loan Party Obligor (including its chief executive office), (b) all locations where all Inventory, Equipment, and other Collateral owned by each Loan Party Obligor is kept and (c) whether each such Collateral location and place of business (including each Loan Party Obligor's chief executive office) is owned by a Loan Party or leased (and if leased, specifies the complete name and notice address of each lessor). No Collateral is located outside the United States or in the possession of any lessor, bailee, warehouseman or consignee, except as expressly indicated in Sections 1(c) and 1(d) of the Perfection Certificate. Each Loan Party Obligor will give Agent at least thirty days' prior written notice before changing its jurisdiction of organization, opening any additional place of business, changing its chief executive office or the location of its books and records, or moving any of the Collateral to a location other than one of the locations set forth in Sections 1(c) and 1(d) of the Perfection Certificate, and will execute and deliver all financing statements, landlord waivers, collateral access agreements, mortgages, and all other agreements, instruments and documents which Agent shall require in connection therewith prior to making such change, all in form and substance satisfactory to Agent. Without the prior written consent of Agent, no Loan Party Obligor will at any time change its jurisdiction of organization.

7.9. Financial Statements and Reports; Solvency.

(a) All financial statements delivered to Agent by or on behalf of any Loan Party have been, and at all times will be, prepared in conformity with GAAP and completely and fairly reflect the financial condition of each Loan Party covered thereby, at the times and for the periods therein stated.

(b) As of the date hereof (after giving effect to the Revolving Loans to be made on the date hereof, and the consummation of the transactions contemplated hereby), and as of each other day that any Revolving Loan is made (after giving effect thereto), (i) the fair saleable value of all of the assets and properties of the Loan Parties, individually, exceeds the aggregate liabilities and Indebtedness of such Loan Party, including contingent liabilities, (ii) each Loan Party, individually, is solvent and able to pay its debts as they come due, (iii) each Loan Party, individually, has sufficient capital to carry on its business as now conducted and as proposed to be conducted, (iv) no Loan Party is contemplating either the liquidation of all or any substantial portion of its assets or property, or the filing of any petition under any state, federal, or other bankruptcy or insolvency law and (v) no Loan Party has knowledge of any Person contemplating the filing of any such petition against any Loan Party.

7.10 Tax Returns and Payments; Pension Contributions. Each Loan Party has timely filed all tax returns and reports required by applicable law, has timely paid all applicable Taxes, assessments, deposits and contributions owing by such Loan Party and will timely pay all such items in the future as they became due and payable. Each Loan Party may, however, defer payment of any contested taxes; provided, that such Loan Party (a) in good faith contests its obligation to pay such Taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Agent in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to keep the contested taxes from becoming a Lien upon any of the Collateral and (d) maintains adequate reserves therefor in conformity with GAAP. No Loan Party is aware of any claims or adjustments proposed for any prior tax years that could result in additional taxes becoming due and payable by any Loan Party. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable laws. Each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of each Loan Party, nothing has occurred that would prevent or cause the loss of such tax-qualified status. There are no pending or, to the best knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to result in liabilities individually or in the aggregate in excess of $25,000 of any Loan Party. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in liabilities individually or in the aggregate of any Loan Party in excess of $25,000. No ERISA Event has occurred, and no Loan Party is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan, in each case that could reasonably be expected to result in liabilities individually or in the aggregate in excess of $25,000. Each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained, in each case except as could not reasonably be expected to result in liabilities individually or in the aggregate to the Loan Parties in excess of $25,000. As of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and no Loan Party knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date. No Loan Party or any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid, except as could not reasonably be expected to result in liabilities individually or in the aggregate to the Loan Parties in excess of $25,000. No Loan Party or any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA except as could not reasonably be expected to result in liabilities individually or in the aggregate to the Loan Parties in excess of $25,000. No Pension Plan has been terminated by the plan administrator thereof or by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan, except as could not reasonably be expected to result in liabilities individually or in the aggregate to the Loan Parties in excess of $25,000.

7.11. Compliance with Laws; Intellectual Property; Licenses.

(a) Each Loan Party has complied, and will continue at all times to comply, in all material respects with all provisions of all applicable laws and regulations, including those relating to the ownership of real or personal property, the conduct and licensing of each Loan Party's business, the payment and withholding of Taxes, ERISA and other employee matters, safety and environmental matters.

(b) No Loan Party has received written notice of default or violation, or is in default or violation, with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any court or any federal, state, local, municipal or other Governmental Authority relating to any aspect of any Loan Party's business, affairs, properties or assets. No Loan Party has received written notice of or been charged with, or is, to the knowledge of any Loan Party, under investigation with respect to, any violation in any material respect of any provision of any applicable law.

(c) No Loan Party Obligor owns any registered Intellectual Property, except as set forth in Section 4 of the Perfection Certificate. Except as set forth in Section 4 of the Perfection Certificate, none of the Intellectual Property owned by any Loan Party Obligor is the subject of any licensing or franchise agreement pursuant to which such Loan Party Obligor is the licensor or franchisor. Each Loan Party Obligor shall promptly (but in any event within thirty days thereafter) notify Agent in writing of any additional Intellectual Property rights acquired or arising after the Closing Date and shall submit to Agent a supplement to Section 4 of the Perfection Certificate to reflect such additional rights; provided, that such Loan Party Obligor's failure to do so shall not impair Agent's security interest therein. Each Loan Party Obligor shall execute a separate security agreement granting Agent, for the benefit of Agent and Lenders, a security interest in such Intellectual Property (whether owned on the Closing Date or thereafter), in form and substance acceptable to Agent and suitable for recording such security interest in such Intellectual Property with the United States Patent and Trademark Office, United States Copyright Office, or any Intellectual Property registrar in any other jurisdiction as applicable; provided, that such Loan Party Obligor's failure to do so shall not impair Agent's security interest therein. Each Loan Party owns or has, and will at all times continue to own or have, the valid right to use all material patents, trademarks, copyrights, software, computer programs, equipment designs, network designs, equipment configurations, technology and other Intellectual Property used, marketed and sold in such Loan Party's business, and each Loan Party is in compliance, and will continue at all times to comply, in all material respects with all licenses, user agreements and other such agreements regarding the use of Intellectual Property. No Loan Party has any knowledge that, or has received any notice claiming that, any of such Intellectual Property infringes upon or violates the rights of any other Person.

(d) Each Loan Party has and will continue at all times to have, all federal, state, local and other licenses and permits required to be maintained in connection with such Loan Party's business operations, and all such licenses and permits are valid and in full force and effect. Each Loan Party has, and will continue at all times to have, complied with the requirements of such licenses and permits in all material respects, and has received no written notice of any pending or threatened proceedings for the suspension, termination, revocation or limitation thereof. No Loan Party is aware of any facts or conditions that could reasonably be expected to cause or permit any of such licenses or permits to be voided, revoked or withdrawn.

7.12. Litigation. Section 1(e) of the Perfection Certificate discloses all claims, proceedings, litigation or investigations pending or (to the best of each Loan Party Obligor's knowledge) threatened against any Loan Party as of the Closing Date. There is no claim, suit, litigation, proceeding or investigation pending or (to the best of each Loan Party Obligor's knowledge) threatened by or against or affecting any Loan Party in any court or before any Governmental Authority (or any basis therefor known to any Loan Party Obligor) which may result, either separately or in the aggregate, in liability in excess of $25,000 for the Loan Parties, in any Material Adverse Effect, or in any material impairment in the ability of any Loan Party to carry on its business in substantially the same manner as it is now being conducted.

7.13. Use of Proceeds. All proceeds of all Revolving Loans shall be used solely (a) for the repayment of indebtedness owing by the Borrower and the other Loan Party Obligors on the Closing Date, (b) for the payment of amounts due on the Closing Date in connection with the Closing Date Acquisition, (c) to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, the Closing Date Acquisition Agreement and the transactions contemplated hereby and thereby, and (d) for Borrower's working capital purposes. All proceeds of all Revolving Loans will be used solely for lawful business purposes.

7.14. Insurance.

(a) Each Loan Party will at all times carry property, liability and other insurance, with insurers acceptable to Agent, in such form and amounts, and with such deductibles and other provisions, as Agent shall require, and Borrower will provide Agent with evidence satisfactory to Agent that such insurance is, at all times, in full force and effect. A true and complete listing of such insurance as of the Closing Date, including issuers, coverages and deductibles, is set forth in Section 5 of the Perfection Certificate. Each property insurance policy shall name Agent as lender loss payee and shall contain a lender's loss payable endorsement in form acceptable to Agent, each liability insurance policy shall name Agent as an additional insured, and each business interruption insurance policy shall be collaterally assigned to Agent, all in form and substance satisfactory to Agent. All policies of insurance shall provide that they may not be cancelled or changed without at least thirty days' prior written notice to Agent, and shall otherwise be in form and substance satisfactory to Agent. Borrower shall advise Agent promptly of any policy cancellation, non-renewal, reduction, or material amendment with respect to any insurance policies maintained by any Loan Party or any receipt by any Loan Party of any notice from any insurance carrier regarding any intended or threatened cancellation, non-renewal, reduction or material amendment of any of such policies, and Borrower shall promptly deliver to Agent copies of all notices and related documentation received by any Loan Party in connection with the same.

(b) Borrower shall deliver to Agent no later than fifteen days prior to the expiration of any then current insurance policies, insurance certificates evidencing renewal of all such insurance policies required by this Section 7.14. Borrower shall deliver to Agent, upon Agent's request, certificates evidencing such insurance coverage in such form as Agent shall specify.

(c) IF ANY LOAN PARTY AT ANY TIME OR TIMES HEREAFTER SHALL FAIL TO OBTAIN OR MAINTAIN ANY OF THE POLICIES OF INSURANCE REQUIRED ABOVE (AND PROVIDE EVIDENCE THEREOF TO AGENT) OR TO PAY ANY PREMIUM RELATING THERETO, THEN AGENT, WITHOUT WAIVING OR RELEASING ANY OBLIGATION OR DEFAULT BY BORROWER HEREUNDER, MAY (BUT SHALL BE UNDER NO OBLIGATION TO) OBTAIN AND MAINTAIN SUCH POLICIES OF INSURANCE AND PAY SUCH PREMIUMS AND TAKE SUCH OTHER ACTIONS WITH RESPECT THERETO AS AGENT DEEMS ADVISABLE UPON NOTICE TO BORROWER. SUCH INSURANCE, IF OBTAINED BY AGENT, MAY, BUT NEED NOT, PROTECT ANY LOAN PARTY'S INTERESTS OR PAY ANY CLAIM MADE BY OR AGAINST ANY LOAN PARTY WITH RESPECT TO THE COLLATERAL. SUCH INSURANCE MAY BE MORE EXPENSIVE THAN THE COST OF INSURANCE ANY LOAN PARTY MAY BE ABLE TO OBTAIN ON ITS OWN AND MAY BE CANCELLED ONLY UPON THE APPLICABLE LOAN PARTY PROVIDING EVIDENCE THAT IT HAS OBTAINED THE INSURANCE AS REQUIRED ABOVE. ALL SUMS DISBURSED BY AGENT IN CONNECTION WITH ANY SUCH ACTIONS, INCLUDING COURT COSTS, EXPENSES, OTHER CHARGES RELATING THERETO AND REASONABLE ATTORNEY COSTS, SHALL CONSTITUTE REVOLVING LOANS HEREUNDER, SHALL BE PAYABLE ON DEMAND BY BORROWER TO AGENT AND, UNTIL PAID, SHALL BEAR INTEREST AT THE HIGHEST RATE THEN APPLICABLE TO REVOLVING LOANS HEREUNDER. THIS PROVISION SHALL CONSTITUTE THE NOTICE TO THE APPLICABLE LOAN PARTY REQUIRED PURSUANT TO PARAGRAPH (3) OF SECTION 180/10 OF CHAPTER 815 OF THE ILLINOIS COMPILED STATUTES (2004).

7.15. Financial, Collateral and Other Reporting / Notices. Each Loan Party has kept, and will at all times keep, adequate records and books of account with respect to its business activities and the Collateral in which proper entries are made in accordance with GAAP reflecting all its financial transactions. Each Loan Party Obligor will cause to be prepared and furnished to Agent, in each case in a form and in such detail as is acceptable to Agent the following items (the items to be provided under this Section 7.15 shall be delivered to Agent in writing):

(a) Annual Financial Statements. Not later than ninety days after the close of each Fiscal Year, unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in GAAP and required or approved by Borrower's independent certified public accountants), audited financial statements of each Loan Party as of the end of such Fiscal Year, including balance sheet, income statement, and statement of cash flow for such Fiscal Year, in each case on a consolidated and consolidating basis, certified by a firm of independent certified public accountants of recognized standing selected by Borrower but acceptable to Agent, together with a copy of any management letter issued in connection therewith. Concurrently with the delivery of such financial statements, Borrower shall deliver to Agent a Compliance Certificate, indicating whether (i) Borrower is in compliance with each of the covenants specified in Section 9, and setting forth a detailed calculation of such covenants and (ii) any Default or Event of Default is then in existence;

(b) Interim Financial Statements. Not later than (x) thirty days after the end of each month other than a month that is also the end of a fiscal quarter and (y) forty-five days after the end of each fiscal quarter, including the last fiscal quarter of each Fiscal Year, unaudited interim financial statements of each Loan Party as of the end of such month and of the portion of such Fiscal Year then elapsed, including balance sheet, income statement, statement of cash flow, and results of their respective operations during such month and the then-elapsed portion of the Fiscal Year, together with comparative figures for the same periods in the immediately preceding Fiscal Year and the corresponding figures from the budget for the Fiscal Year covered by such financial statements, in each case on a consolidated and consolidating basis, certified by the principal financial officer of Borrower as prepared in accordance with GAAP and fairly presenting the consolidated financial position and results of operations (including, with respect to the end of any fiscal quarter, management discussion and analysis of such results) of each Loan Party for such month and period subject only to changes from ordinary course year-end audit adjustments and except that such statements need not contain footnotes. Concurrently with the delivery of such financial statements, Borrower shall deliver to Agent a Compliance Certificate, indicating whether (i) Borrower is in compliance with each of the covenants specified in Section 9, and setting forth a detailed calculation of such covenants, and (ii) any Default or Event of Default is then in existence;

(c) Borrowing Base / Collateral Reports / Insurance Certificates / Perfection Certificates / Other Items. The items described on Annex III hereto by the respective dates set forth therein.

(d) Projections, Etc. Not later than the last day of each Fiscal Year, monthly business projections for the following Fiscal Year for the Loan Parties on a consolidated and consolidating basis, which projections shall include for each such period Borrowing Base projections, profit and loss projections, balance sheet projections, income statement projections and cash flow projections;

(e) Shareholder Reports, Etc. Promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which each Loan Party has made available to its shareholders and copies of any regular, periodic and special reports or registration statements which any Loan Party files with the Securities and Exchange Commission or any Governmental Authority which may be substituted therefor, or any national securities exchange;

(f) ERISA Reports. Copies of any annual report to be filed pursuant to the requirements of ERISA in connection with each plan subject thereto promptly upon request by Agent and in addition, each Loan Party shall promptly notify Agent upon having knowledge of any ERISA Event; and

(g) Tax Returns. Each federal and state income tax return filed by any Loan Party or Other Obligor promptly (but in no event later than ten days following the filing of such return), together with such supporting documentation as is supplied to the applicable tax authority with such return and proof of payment of any amounts owing with respect to such return.

(h) Notification of Certain Changes. Promptly (and in no case later than the earlier of (i) five Business Days after the occurrence of any of the following and (ii) such other date that such information is required to be delivered pursuant to this Agreement or any other Loan Document) notification to Agent in writing of (A) the occurrence of any Default or Event of Default, (B) the occurrence of any event that has had, or could reasonably be expected to have, a Material Adverse Effect, (C) any change in any Loan Party's officers or directors, (D) any investigation, action, suit, proceeding or claim (or any material development with respect to any existing investigation, action, suit, proceeding or claim) relating to any Loan Party or the Collateral or could reasonably be expected to result in a Material Adverse Effect, (E) any material loss or damage to the Collateral, (F) any event or the existence of any circumstance that has resulted in, or could reasonably be expected to result in, any material adverse change in the business or financial affairs of any Loan Party, any Default, or any Event of Default, or which would make any representation or warranty previously made by any Loan Party to Agent untrue in any material respect or constitute a material breach if such representation or warranty was then being made, (G) any actual or alleged breaches of any Material Contract or termination or threat to terminate any Material Contract or any material amendment to or modification of a Material Contract, or the execution of any new Material Contract by any Loan Party and (H) any change in any Loan Party's certified accountant. In the event of each such notice under this Section 7.15(h), Borrower shall give notice to Agent of the action or actions that each Loan Party has taken, is taking, or proposes to take with respect to the event or events giving rise to such notice obligation.

(i) Other Information. Promptly upon request, such other data and information (financial and otherwise) as Agent, from time to time, may reasonably request, bearing upon or related to the Collateral or each Loan Party's and each Other Obligor's business or financial condition or results of operations.

7.16. Litigation Cooperation. Should any third-party suit, regulatory action, or any other judicial, administrative, or similar proceeding be instituted by or against Agent or any Lender with respect to any Collateral or in any manner relating to any Loan Party, this Agreement, any other Loan Document or the transactions contemplated hereby, each Loan Party Obligor shall, without expense to Agent or any Lender, make available each Loan Party, such Loan Party's officers, employees and agents, and any Loan Party's books and records, without charge, to the extent that Agent or any Lender may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.

7.17. Maintenance of Collateral, Etc. Each Loan Party Obligor will maintain all of the Collateral in good working condition, ordinary wear and tear excepted, and no Loan Party Obligor will use the Collateral for any unlawful purpose.

7.18. Material Contracts. Except as expressly disclosed in Section 1(h) of the Perfection Certificate, no Loan Party is (a) a party to any contract which has had or could reasonably be expected to have a Material Adverse Effect or (b) in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (x) any contract to which it is a party or by which any of its assets or properties is bound, which default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in liabilities in excess of $250,000 or (y) any Material Contract. Except for the contracts and other agreements listed in Section 1(h) of the Perfection Certificate, no Loan Party is party, as of the Closing Date, to any (i) employment agreements covering the management of any Loan Party, (ii) collective bargaining agreements or other labor agreements covering any employees of any Loan Party, (iii) agreements for managerial, consulting or similar services to which any Loan Party is a party or by which it is bound, (iv) agreements regarding any Loan Party, its assets or operations or any investment therein to which any of its equity holders is a party, (v) patent licenses, trademark licenses, copyright licenses or other lease or license agreements to which any Loan Party is a party, either as lessor or lessee, or as licensor or licensee, (vi) distribution, marketing or supply agreements to which any Loan Party is a party, (vii) customer agreements to which any Loan Party is a party (in each case with respect to any contract of the type described in the preceding clauses (i), (iii), (iv), (v), (vi) and (vii) requiring payments of more than $250,000 in the aggregate in any Fiscal Year), (viii) partnership agreements to which any Loan Party is a partner, limited liability company agreements to which any Loan Party is a member or manager, or joint venture agreements to which any Loan Party is a party, (ix) real estate leases, or (x) any other contract to which any Loan Party is a party, in each case with respect to this clause (x) the breach, nonperformance or cancellation of which, could reasonably be expected to have a Material Adverse Effect; (each such contract and agreement, described in the preceding clauses (i) to (x), a "Material Contract").

7.19. No Default. No Default or Event of Default has occurred and is continuing.

7.20. No Material Adverse Change. Since December 31, 2015, there has been no material adverse change in the financial condition, business, prospects, operations, or properties of any Loan Party or any Other Obligor.

7.21. Full Disclosure. No report, notice, certificate, information or other statement delivered or made (including, in electronic form) by or on behalf of any Loan Party, any Other Obligor or any of their respective Affiliates to Agent or any Lender in connection with this Agreement or any other Loan Document contains or will at any time contain any untrue statement of a material fact, or omits or will at any time omit to state any material fact necessary to make any statements contained herein or therein not misleading. Except for matters of a general economic or political nature which do not affect any Loan Party or any Other Obligor uniquely, there is no fact presently known to any Loan Party Obligor which has not been disclosed to Agent, which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

7.22. Sensitive Payments. No Loan Party (a) has made or will at any time make any contributions, payments or gifts to or for the private use of any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift is illegal under the applicable laws of the United States or the jurisdiction in which made or any other applicable jurisdiction, (b) has established or maintained or will at any time establish or maintain any unrecorded fund or asset for any purpose or made any false or artificial entries on its books, (c) has made or will at any time make any payments to any Person with the intention that any part of such payment was to be used for any purpose other than that described in the documents supporting the payment or (d) has engaged in or will at any time engage in any "trading with the enemy" or other transactions violating any rules or regulations of the Office of Foreign Assets Control or any similar applicable laws, rules or regulations.

7.23. Access to Collateral, Books and Records. At reasonable times, Agent and its representatives or agents shall have the right to inspect the Collateral and to examine and copy each Loan Party's books and records. Each Loan Party Obligor agrees to give Agent access to any or all of such Loan Party Obligor's, and each of its Subsidiaries', premises to enable Agent to conduct such inspections and examinations. Such inspections and examinations shall be at Borrower's expense and the charge therefor shall be such amount as shall represent Agent's then current standard charge, plus out-of-pocket expenses; provided that Borrower shall only be required to reimburse Agent for up to four such inspections and examinations in any Fiscal Year plus any additional inspections and examinations that are conducted during the existence of an Event of Default. Agent may, at Borrower's expense, use each Loan Party's personnel, computer and other equipment, programs, printed output and computer readable media, supplies and premises for the collection, sale or other disposition of Collateral to the extent Agent, in its sole discretion, deems appropriate. Each Loan Party Obligor hereby irrevocably authorizes all accountants and third parties to disclose and deliver to Agent, at Borrower's expense, all financial information, books and records, work papers, management reports and other information in their possession regarding the Loan Parties; provided that Agent shall request any such materials from the applicable Loan Party Obligor before requesting such materials from such accountants or third party service providers.

7.24. Appraisals. Each Loan Party Obligor will permit Agent and each of its representatives or agents to conduct appraisals and valuations of the Collateral at such times and intervals as Agent may designate (including any appraisals that may be required to comply with FIRREA). Such appraisals and valuations shall be at Borrower's expense; provided, that Borrower shall only be required to reimburse Agent for up to two appraisals and valuations in any Fiscal Year plus any additional appraisals and valuations that are conducted during the existence of an Event of Default.

7.25. Closing Date Acquisition. The Closing Date Acquisition has been consummated in accordance with the terms of the Closing Date Acquisition Agreement and in compliance with applicable law. The representations and warranties in the Closing Date Acquisition Agreement are true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties expressly refer to a specific date, in which case they shall be true and correct in all material respects as of such date).

8. NEGATIVE COVENANTS. No Loan Party Obligor shall, and no Loan Party Obligor shall permit any other Loan Party to, without Agent's and Required Lenders' prior written consent:

(a) merge or consolidate with another Person, form any new Subsidiary or acquire any equity interest in any Person; provided that any Subsidiary of Borrower that is a Loan Party Obligor may merge with another Loan Party Obligor so long as Borrower is the survivor of any merger involving Borrower;

(b) acquire any material assets except in the ordinary course of business and as otherwise expressly permitted by this Agreement;

(c) enter into any transaction outside the ordinary course of business that is not expressly permitted by this Agreement;

(d) sell, transfer, return, or dispose of any Collateral or other assets with an aggregate value in excess of $50,000 in any fiscal year, except that each Loan Party may sell finished goods Inventory in the ordinary course of its business;

(e) make any loans to, or investments in, any Affiliate or other Person in the form of money or other assets; provided, that Borrower and each other Loan Party Obligor may make loans and investments in its wholly-owned domestic Subsidiaries that are Loan Party Obligors;

(f) incur any Indebtedness other than the Obligations and Permitted Indebtedness;

(g) create, incur, assume or suffer to exist any Lien or other encumbrance of any nature whatsoever on any of its assets whether now or hereafter owned, other than Liens in favor of Agent to secure the Obligations and Permitted Liens;

(h) guaranty or otherwise become liable with respect to the obligations (other than the Obligations) of another party or entity;

(i) pay or declare any dividends or other distributions or payments on or in connection with any Loan Party's stock or other equity interest, except for (x) dividends payable solely in capital stock or other equity interests of such Loan Party, (y) dividends and distributions (i) by a Loan Party that is not a Loan Party Obligor to any other Loan Party and (ii) by a Loan Party Obligor to another Loan Party Obligor and (z) cash dividends and other payments required to be paid by the Existing Preferred Equity Documents (as in effect on the Closing Date), the Closing Date Preferred Equity Documents (as in effect on the Closing Date) or the Logicmark Equity Documents, so long as (A) no Default or Event of Default has occurred and is continuing or would result therefrom, (B) Borrower is in compliance with the financial covenants set forth in Section 9, calculated on a pro forma basis as of the last day of the most recent fiscal quarter for which Borrower's financial statements are available as if such payment had been made on the last day of such fiscal quarter and (C) after giving effect to such payment, the sum of Excess Availability, plus unrestricted cash on hand of Borrower subject to a Control Agreement in favor of Agent, is not less than $750,000;

(j) redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Borrower's capital stock or other equity interests, other than solely in exchange for common equity interests of Borrower or preferred equity interests of Borrower that do not constitute Disqualified Equity Interests;

(k) make any change in any Loan Party's capital structure, except (i) to the extent expressly permitted pursuant to another clause of this Section 8, (ii) the Borrower may issue equity interests, and securities convertible into equity interests, in each case other than Disqualified Equity Interests and to the extent not otherwise prohibited hereunder, so long as such issuance does not result in a Change of Control, (iii) Borrower may consummate the Closing Date Equity Issuance pursuant to the Closing Date Preferred Equity Documents and (iv) Borrower may consummate the Logicmark Equity Issuance pursuant to the Logicmark Equity Documents;

(l) dissolve or elect to dissolve;

(m) engage, directly or indirectly, in a business other than the Business, wind up its business operations or cease substantially all, or any material portion, of its normal business operations, or suffer any material disruption, interruption or discontinuance of a material portion of its normal business operations;

(n) pay any principal or other amount on any Indebtedness (including the Logicmark Earnout and the Logicmark Seller Note) that is contractually subordinated to Agent in violation of the applicable subordination or intercreditor agreement (including the Logicmark Subordination Agreement);

(o) enter into any transaction with an Affiliate other than on arms-length terms disclosed to Agent in writing;

(p) change its jurisdiction of organization or enter into any transaction which has the effect of changing its jurisdiction of organization except as provided for in Section 7.8;

(q) agree, consent, permit or otherwise undertake to amend or otherwise modify any of the terms or provisions of any Loan Party's Governing Documents, except for such amendments or other modifications required by applicable law or that are not adverse to Agent, and then, only to the extent such amendments or other modifications are fully disclosed in writing to Agent no less than five Business Days prior to being effectuated;

(r) enter into or assume any agreement prohibiting the creation or assumption of any Lien to secure the Obligations upon its properties or assets, whether now owned or hereafter acquired;

(s) create or otherwise cause or suffer to exist or become effective any encumbrance or restriction (other than any Loan Documents) of any kind on the ability of any such Person to pay or make any dividends or distributions to Borrower, to pay any of the Obligations, to make loans or advances or to transfer any of its property or assets to Borrower;

(t) agree, consent, permit or otherwise undertake to amend or otherwise modify any of the terms or provisions of any Subordinated Debt Document in violation of the applicable Subordination Agreement.

9. FINANCIAL COVENANTS. Each Loan Party Obligor shall at all times comply with the following Financial Covenants:

9.1. Fixed Charge Coverage Ratio. Borrower shall not permit the ratio of (a) EBITDA for each period set forth below, minus unfinanced Capital Expenditures of the Loan Parties on a consolidated basis for such period, to (b) Fixed Charges for such period to be less than the ratio set forth below for such period:

Date	Ratio
the six-month period ended December 31, 2016	1.15:1.00
the nine-month period ended March 31, 2017	1.15:1.00
the twelve-month period ended June 30, 2017, and the twelve-month period ended on each September 30, December 31, March 31 and June 30 thereafter	1.15:1.00

9.2. Minimum EBITDA. Borrower shall not permit EBITDA for any period set forth below to be less than the corresponding amount set forth below for such period:

Period	Amount
Closing Date through August 31, 2016	$0.00
Closing Date through September 30, 2016	$0.00

10. RELEASE, LIMITATION OF LIABILITY AND INDEMNITY.

10.1. Release. Borrower and each other Loan Party Obligor on behalf of itself and its successors, assigns, heirs and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent, each Lender, any and all Participants, their respective Affiliates, successors and assigns, and their respective directors, officers, employees, attorneys and agents and any other Person affiliated with or representing any such Person (collectively, the "Released Parties") of and from any and all liability, including all actual or potential claims, demands or causes of action of any kind, nature or description whatsoever, whether arising in law or equity or under contract or tort or under any state or federal law or otherwise, which Borrower or any Loan Party or any of their successors, assigns or other legal representatives has had, now has or has made claim to have against any of the Released Parties for or by reason of any act, omission, matter, cause or thing whatsoever, including any liability arising from acts or omissions pertaining to the transactions contemplated by this Agreement and the other Loan Documents, whether based on errors of judgment or mistake of law or fact, from the beginning of time to and including the Closing Date, whether such claims, demands and causes of action are matured or known or unknown. Notwithstanding any provision in this Agreement to the contrary, this Section 10.1 shall remain operative even after the Termination Date and shall survive the payment in full of all of the Obligations. Such release is made on the date hereof and remade upon each request for a Revolving Loan by Borrower.

10.2. Limitation of Liability. In no circumstance will any of the Released Parties be liable for lost profits or other special, punitive, or consequential damages. Notwithstanding any provision in this Agreement to the contrary, this Section 10.2 shall remain operative even after the Termination Date and shall survive the payment in full of all of the Obligations.

10.3. Indemnity. Each Loan Party Obligor hereby agrees to indemnify the Released Parties and hold them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses (including attorneys' fees), of every nature, character and description, which the Released Parties may sustain or incur based upon or arising out of any of the transactions contemplated by this Agreement or any other Loan Documents or any of the Obligations, or any other matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done by Agent or any Lender relating to any Loan Party or the Obligations (except any such amounts sustained or incurred solely as the result of the gross negligence or willful misconduct of such Released Parties, as finally determined by a court of competent jurisdiction). Notwithstanding any provision in this Agreement to the contrary, this Section 10.3 shall remain operative even after the Termination Date and shall survive the payment in full of all of the Obligations.

11. EVENTS OF DEFAULT AND REMEDIES.

11.1. Events of Default. The occurrence of any of the following events shall constitute an "Event of Default":

(a) Payment. If any Loan Party Obligor or any Other Obligor fails to pay, when due, any principal or interest payment or any other monetary Obligation required under this Agreement or any other Loan Document;

(b) Breaches of Representations and Warranties. If any warranty, representation, statement, report or certificate made or delivered to Agent or any Lender by or on behalf of any Loan Party or any Other Obligor is untrue or misleading in any material respect;

(c) Breaches of Covenants. If any Loan Party or any Other Obligor breaches any covenant or obligation contained in this Agreement or any other Loan Document;

(d) Judgment. If one or more judgments aggregating in excess of $25,000 is obtained against any Loan Party or any Other Obligor which remains unstayed for more than thirty days or is enforced;

(e) Cross-Default. If any default occurs with respect to any Indebtedness (other than the Obligations) of any Loan Party or any Other Obligor if (i) such default shall consist of the failure to pay such Indebtedness when due, whether by acceleration or otherwise or (ii) the effect of such default is to permit the holder, with or without notice or lapse of time or both, to accelerate the maturity of any such Indebtedness or to cause such Indebtedness to become due prior to the stated maturity thereof (without regard to the existence of any subordination or intercreditor agreements);

(f) Death or Dissolution. The dissolution, death, termination of existence, insolvency or business failure or suspension or cessation of business as usual of any Loan Party or any Other Obligor (or of any general partner of any Loan Party or any Other Obligor if it is a partnership);

(g) Voluntary Bankruptcy or Similar Proceedings. If any Loan Party or any Other Obligor shall apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of it or any of its properties, admit in writing its inability to pay its debts as they mature, make a general assignment for the benefit of creditors, be adjudicated a bankrupt or insolvent or be the subject of an order for relief under the Bankruptcy Code or under any bankruptcy or insolvency law of a foreign jurisdiction, or file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or take or permit to be taken any action in furtherance of or for the purpose of effecting any of the foregoing;

(h) Involuntary Bankruptcy or Similar Proceedings. The commencement of an involuntary case or other proceeding against any Loan Party or any Other Obligor seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar applicable law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or if an order for relief is entered against any Loan Party or any Other Obligor under any bankruptcy, insolvency or other similar applicable law as now or hereafter in effect; provided, that if such commencement of proceedings is involuntary, such action shall not constitute an Event of Default unless such proceedings are not dismissed within sixty days after the commencement of such proceedings, though, for avoidance of doubt, Agent and Lenders shall have no obligation to make Revolving Loans to Borrower during such sixty day period or, if earlier, until such proceedings are dismissed;

(i) Revocation or Termination of Guaranty or Security Documents. The actual or attempted revocation or termination of, or limitation or denial of liability under, any guaranty of any of the Obligations, or any security document securing any of the Obligations, by any Loan Party or Other Obligor;

(j) Subordinated Indebtedness. If any Loan Party or Other Obligor makes any payment on account of any Indebtedness or obligation which has been contractually subordinated to the Obligations other than payments which are not prohibited by the applicable subordination provisions pertaining thereto, or if any Person who has subordinated such Indebtedness or obligations attempts to limit or terminate any applicable subordination provisions pertaining thereto;

(k) Criminal Indictment or Proceedings. If there is any indictment of any Loan Party or any Other Obligor under any criminal statute or commencement of criminal proceedings against any such Person;

(l) Change of Control. If (i) any "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Securities Act), becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Act), directly or indirectly, of more than 50%, of the outstanding equity interests of Borrower on a fully diluted basis or obtains the right to appoint more than 50% of the board of directors of Borrower, (ii) a majority of the members of the board of directors of Borrower do not constitute Continuing Directors, (iii) Borrower ceases to, directly or indirectly, own and control 100% of each class of the outstanding equity interests of each other Loan Party or (iv) any "change of control" or "Change of Control" occurs as defined in any of the Closing Date Preferred Equity Documents, Logicmark Equity Documents or Existing Preferred Equity Documents (any of the foregoing, a "Change of Control");

(m) Change of Management. If Gino Pereira ceases to be employed as, and actively perform the duties of, the chief executive officer of each Loan Party, unless a successor is appointed within sixty days after the termination of such individual's employment and such successor is reasonably satisfactory to Agent;

(n) Material Adverse Effect. The occurrence of a Material Adverse Effect;

(o) Invalid Liens. If any Lien purported to be created by any Loan Document shall cease to be a valid perfected first priority Lien (subject only to any priority accorded by law to Permitted Liens) on any material portion of the Collateral, or any Loan Party or any Other Obligor shall assert in writing that any Lien purported to be created by any Loan Document is not a valid perfected first-priority lien (subject only to any priority accorded by law to Permitted Liens) on the assets or properties purported to be covered thereby;

(p) Termination of Loan Documents. If any of the Loan Documents shall cease to be in full force and effect (other than as a result of the discharge thereof in accordance with the terms thereof or by written agreement of all parties thereto);

(q) [intentionally omitted].;

(r) Loss of Collateral. The uninsured loss, theft, damage or destruction of any of the Collateral with an aggregate value in excess of $50,000 in the aggregate for all such events during any Fiscal Year as determined by Agent in its sole discretion determined in good faith, or (except as permitted hereby) the sale, lease or furnishing under a contract of service of, any of the Collateral;

(s) Revolving Loan Balance. If the outstanding balance of all Revolving Loans exceeds, at any time, the lesser of (A) the Maximum Revolving Facility Amount and (B) the Borrowing Base; or

(t) Plans. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party or any Subsidiary under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $25,000, (ii) the existence of any Lien under Section 430(k) or Section 6321 of the Code or Section 303(k) or Section 4068 of ERISA on any assets of a Loan Party, or (iii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $25,000.

11.2. Remedies with Respect to Lending Commitments/Acceleration, Etc. Upon the occurrence of an Event of Default, Agent may, and if directed by Required Lenders shall, (a) terminate all or any portion of the Lenders' commitments to lend to or extend credit to Borrower under this Agreement and/or any other Loan Document, without prior notice to any Loan Party and/or (b) demand payment in full of all or any portion of the Obligations (whether or not payable on demand prior to such Event of Default), and/or (c) take any and all other and further actions and avail itself of any and all rights and remedies available to Agent or any Lender under this Agreement, any other Loan Document, under law or in equity. Notwithstanding the foregoing sentence, upon the occurrence of any Event of Default described in Section 11.1(g) or Section 11.1(h), without notice, demand or other action by Agent or any Lender all of the Obligations shall immediately become due and payable whether or not payable on demand prior to such Event of Default.

11.3 Remedies with Respect to Collateral. Without limiting any rights or remedies Agent or any Lender may have pursuant to this Agreement, the other Loan Documents, under applicable law or otherwise, upon the occurrence and during the continuation of an Event of Default:

(a) Any and All Remedies. Agent may, and if directed by Required Lenders shall, take any and all actions and avail itself of any and all rights and remedies available to Agent and Lenders under this Agreement, any other Loan Document, under law or in equity, and the rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law or otherwise.

(b) Collections; Modifications of Terms. Agent may, but shall be under no obligation to: (i) notify all appropriate parties that the Collateral, or any part thereof, has been assigned to, or is subject to a security interest in favor of, Agent; (ii) demand, sue for, collect and give receipts for and take all necessary or desirable steps to collect any Collateral or Proceeds in its or any Loan Party Obligor's name, and apply any such collections against the Obligations as Agent may elect or as Required Lenders may direct; (iii) take control of any Collateral and any cash and non-cash Proceeds of any Collateral; (iv) enforce, compromise, extend, renew settle or discharge any rights or benefits of each Loan Party Obligor with respect to or in and to any Collateral, or deal with the Collateral as Agent may deem advisable or as Required Lenders may direct; and (v) make any compromises, exchanges, substitutions or surrenders of Collateral Agent deems necessary or proper in its reasonable discretion, or as Required Lenders may direct, including extending the time of payment, permitting payment in installments, or otherwise modifying the terms or rights relating to any of the Collateral, all of which may be effected without notice to, consent of, or any other action of any Loan Party and without otherwise discharging or affecting the Obligations, the Collateral or the security interests granted to Agent under this Agreement or any other Loan Document.

(c) Insurance. Agent may file proofs of loss and claim with respect to any of the Collateral with the appropriate insurer, and may endorse in its own and each Loan Party Obligor's name any checks or drafts constituting Proceeds of insurance. Any Proceeds of insurance received by Agent may be applied by Agent against payment of all or any portion of the Obligations as Agent may elect in its reasonable discretion, or as Required Lenders may direct.

(d) Possession and Assembly of Collateral. Agent may take possession of the Collateral and/or, without removal, render each Loan Party Obligor's Equipment unusable. Upon Agent's request, each Loan Party Obligor shall assemble the Collateral and make it available to Agent at one or more places designated by Agent.

(e) Set-off. Agent and each Lender may, and at the direction of Required Lenders shall, without any notice to, consent of or any other action by any Loan Party (such notice, consent or other action being expressly waived), set-off or apply (i) any and all deposits (general or special, time or demand, provisional or final) at any time held by or for the account of Agent, such Lender, or any Affiliate of Agent or such Lender and (ii) any Indebtedness at any time owing by Agent, such Lender or any Affiliate of Agent or such Lender or any Participant in the Revolving Loans to or for the credit or the account of any Loan Party Obligor to the repayment of the Obligations, irrespective of whether any demand for payment of the Obligations has been made.

(f) Disposition of Collateral.

(i) Sale, Lease, etc. of Collateral. Agent may, and at the direction of Required Lenders shall, without demand, advertising or notice, all of which each Loan Party Obligor hereby waives (except as the same may be required by the UCC or other applicable law and is not waivable under the UCC or such other applicable law), at any time or times in one or more public or private sales or other dispositions, for cash, on credit or otherwise, at such prices and upon such terms as determined by Agent (provided such price and terms are commercially reasonable within the meaning of the UCC to the extent such sale or other disposition is subject to the UCC requirements that such sale or other disposition must be commercially reasonable), (A) sell, lease, license or otherwise dispose of any and all Collateral and/or (B) deliver and grant options to a third party to purchase, lease, license or otherwise dispose of any and all Collateral. Agent may sell, lease, license or otherwise dispose of any Collateral in its then-present condition or following any preparation or processing deemed necessary by Agent in its reasonable discretion. Agent may be the purchaser at any such public or private sale or other disposition of Collateral, and in such case Agent may make payment of all or any portion of the purchase price therefor by the application of all or any portion of the Obligations due to Agent and Lenders to the purchase price payable in connection with such sale or disposition. Agent may, if it deems it reasonable, postpone or adjourn any sale or other disposition of any Collateral from time to time by an announcement at the time and place of the sale or disposition to be so postponed or adjourned without being required to give a new notice of sale or disposition; provided, that Agent shall provide the applicable Loan Party Obligor with written notice of the time and place of such postponed or adjourned sale or disposition. Each Loan Party Obligor hereby acknowledges and agrees that Agent's compliance with any requirements of applicable law in connection with a sale, lease, license or other disposition of Collateral will not be considered to adversely affect the commercial reasonableness of any sale, lease, license or other disposition of such Collateral.

(ii) Deficiency. Each Loan Party Obligor shall remain liable for all amounts of the Obligations remaining unpaid as a result of any deficiency of the Proceeds of the sale, lease, license or other disposition of Collateral after such Proceeds are applied to the Obligations as provided in this Agreement.

(iii) Warranties; Sales on Credit. Agent may, and at the direction of Required Lenders shall, sell, lease, license or otherwise dispose of the Collateral without giving any warranties and may specifically disclaim any and all warranties, including but not limited to warranties of title, possession, merchantability and fitness. Each Loan Party Obligor hereby acknowledges and agrees that Agent's disclaimer of any and all warranties in connection with a sale, lease, license or other disposition of Collateral will not be considered to adversely affect the commercial reasonableness of any such disposition of the Collateral. If Agent sells, leases, licenses or otherwise disposes of any of the Collateral on credit, Borrower will be credited only with payments actually made in cash by the recipient of such Collateral and received by Agent and applied to the Obligations. If any Person fails to pay for Collateral acquired pursuant this Section 11.3(f) on credit, Agent may re-offer the Collateral for sale, lease, license or other disposition.

(iv) License. Agent is hereby granted a license or other right to use, without liability for royalties or any other charge, each Loan Party Obligor's Intellectual Property, including but not limited to, any labels, patents, trademarks, trade names, URLs, domain names, industrial designs, copyrights, and advertising matter, whether owned by any Loan Party Obligor or with respect to which any Loan Party Obligor has rights under license, sublicense, or other agreements, as it pertains to the Collateral, in preparing for sale, advertising for sale and selling any Collateral, and each Loan Party Obligor's rights under all licenses and all franchise agreements shall inure to the benefit of Agent and Lenders.

(g) Investment Property; Voting and Other Rights; Irrevocable Proxy.

(i) All rights of each Loan Party Obligor to exercise any of the voting and other consensual rights which it would otherwise be entitled to exercise in accordance with the terms hereof with respect to any Investment Property, and to receive any dividends, payments, and other distributions which it would otherwise be authorized to receive and retain in accordance with the terms hereof with respect to any Investment Property, shall immediately, at the election of Agent or Required Lenders (without requiring any notice) cease, and all such rights shall thereupon become vested solely in Agent, for the benefit of Agent and Lenders, and Agent (personally or through an agent) shall thereupon be solely authorized and empowered, without notice, to (A) transfer and register in its name, or in the name of its nominee, the whole or any part of the Investment Property, it being acknowledged by each Loan Party Obligor that any such transfer and registration may be effected by Agent through its irrevocable appointment as attorney-in-fact pursuant to Section 11.3(g)(ii) and Section 6.4, (B) exchange certificates or instruments representing or evidencing Investment Property for certificates or instruments of smaller or larger denominations, (C) exercise the voting and all other rights as a holder with respect to all or any portion of the Investment Property (including all economic rights, all control rights, authority and powers, and all status rights of each Loan Party Obligor as a member or as a shareholder (as applicable) of the Issuer), (D) collect and receive all dividends and other payments and distributions made thereon, (E) notify the parties obligated on any Investment Property to make payment to Agent of any amounts due or to become due thereunder, (F) endorse instruments in the name of each Loan Party Obligor to allow collection of any Investment Property, (G) enforce collection of any of the Investment Property by suit or otherwise, and surrender, release, or exchange all or any part thereof, or compromise or renew for any period (whether or not longer than the original period) any liabilities of any nature of any Person with respect thereto, (H) consummate any sales of Investment Property or exercise any other rights as set forth in Section 11.3(f), (I) otherwise act with respect to the Investment Property as though Agent was the outright owner thereof and (J) exercise any other rights or remedies Agent or any Lender may have under the UCC, other applicable law or otherwise.

(ii) EACH LOAN PARTY OBLIGOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS AGENT AS ITS PROXY AND ATTORNEY-IN-FACT FOR SUCH LOAN PARTY OBLIGOR WITH RESPECT TO ALL OF EACH SUCH LOAN PARTY OBLIGOR'S INVESTMENT PROPERTY WITH THE RIGHT, DURING THE CONTINUANCE OF AN EVENT OF DEFAULT, WITHOUT NOTICE, TO TAKE ANY OF THE FOLLOWING ACTIONS: (A) TRANSFER AND REGISTER IN AGENT'S NAME, OR IN THE NAME OF ITS NOMINEE, THE WHOLE OR ANY PART OF THE INVESTMENT PROPERTY, (B) VOTE THE PLEDGED EQUITY, WITH FULL POWER OF SUBSTITUTION TO DO SO, (C) RECEIVE AND COLLECT ANY DIVIDEND OR ANY OTHER PAYMENT OR DISTRIBUTION IN RESPECT OF, OR IN EXCHANGE FOR, THE INVESTMENT PROPERTY OR ANY PORTION THEREOF, TO GIVE FULL DISCHARGE FOR THE SAME AND TO INDORSE ANY INSTRUMENT MADE PAYABLE TO ANY LOAN PARTY OBLIGOR FOR THE SAME, (D) EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES, AND REMEDIES (INCLUDING ALL ECONOMIC RIGHTS, ALL CONTROL RIGHTS, AUTHORITY AND POWERS, AND ALL STATUS RIGHTS OF EACH LOAN PARTY OBLIGOR AS A MEMBER OR AS A SHAREHOLDER (AS APPLICABLE) OF THE ISSUER) TO WHICH A HOLDER OF THE PLEDGED COLLATERAL WOULD BE ENTITLED (INCLUDING, WITH RESPECT TO THE PLEDGED EQUITY, GIVING OR WITHHOLDING WRITTEN CONSENTS OF MEMBERS OR SHAREHOLDERS, CALLING SPECIAL MEETINGS OF MEMBERS OR SHAREHOLDERS, AND VOTING AT SUCH MEETINGS), AND (E) TAKE ANY ACTION AND TO EXECUTE ANY INSTRUMENT WHICH AGENT MAY DEEM NECESSARY OR ADVISABLE TO ACCOMPLISH THE PURPOSES OF THIS AGREEMENT. THE APPOINTMENT OF AGENT AS PROXY AND ATTORNEY-IN-FACT IS COUPLED WITH AN INTEREST AND SHALL BE VALID AND IRREVOCABLE UNTIL (x) ALL OF THE OBLIGATIONS HAVE BEEN INDEFEASIBLY PAID IN FULL IN CASH IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, (y) NEITHER AGENT NOR ANY LENDER HAS ANY FURTHER OBLIGATIONS UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, AND (z) THE COMMITMENTS UNDER THIS AGREEMENT HAVE EXPIRED OR HAVE BEEN TERMINATED (IT BEING UNDERSTOOD AND AGREED THAT SUCH OBLIGATIONS WILL BE AUTOMATICALLY REINSTATED IF AT ANY TIME PAYMENT, IN WHOLE OR IN PART, OF ANY OF THE OBLIGATIONS IS RESCINDED OR MUST OTHERWISE BE RESTORED OR RETURNED BY AGENT OR ANY LENDER FOR ANY REASON WHATSOEVER, INCLUDING AS A PREFERENCE, FRAUDULENT CONVEYANCE, OR OTHERWISE UNDER ANY BANKRUPTCY, INSOLVENCY, OR SIMILAR LAW, ALL AS THOUGH SUCH PAYMENT HAD NOT BEEN MADE; IT BEING FURTHER UNDERSTOOD THAT IN THE EVENT PAYMENT OF ALL OR ANY PART OF THE OBLIGATIONS IS RESCINDED OR MUST BE RESTORED OR RETURNED, ALL REASONABLE OUT-OF-POCKET COSTS AND EXPENSES (INCLUDING ALL REASONABLE ATTORNEYS' FEES AND DISBURSEMENTS) INCURRED BY AGENT OR ANY LENDER IN DEFENDING AND ENFORCING SUCH REINSTATEMENT SHALL HEREBY BE DEEMED TO BE INCLUDED AS A PART OF THE OBLIGATIONS). SUCH APPOINTMENT OF AGENT AS PROXY AND AS ATTORNEY-IN-FACT SHALL BE VALID AND IRREVOCABLE AS PROVIDED HEREIN NOTWITHSTANDING ANY LIMITATIONS TO THE CONTRARY SET FORTH IN ANY GOVERNING DOCUMENTS OF ANY LOAN PARTY OBLIGOR, ANY ISSUER, OR OTHERWISE.

(iii) In order to further effect the foregoing transfer of rights in favor of Agent and Lenders, during the continuance of an Event of Default, each Loan Party Obligor hereby authorizes and instructs each Issuer of Investment Property pledged by such Loan Party Obligor to comply with any instruction received by such Issuer from Agent without any other or further instruction from such Loan Party Obligor, and each Loan Party Obligor acknowledges and agrees that each Issuer shall be fully protected in so complying, and to pay any dividends, distributions, or other payments with respect to any of the Investment Property directly to Agent.

(iv) Upon exercise of the proxy set forth herein, all prior proxies given by any Loan Party Obligor with respect to any of the Pledged Equity or other Investment Property, other than to Agent, are hereby revoked, and no subsequent proxies, other than to Agent will be given with respect to any of the Pledged Equity or any of the other Investment Property unless Agent otherwise subsequently agrees in writing. Agent, as proxy, will be empowered and may exercise the irrevocable proxy to vote the Pledged Equity and the other Investment Property at any and all times during the existence of an Event of Default, including, at any meeting of shareholders or members, as the case may be, however called, and at any adjournment thereof, or in any action by written consent, and may waive any notice otherwise required in connection therewith. To the fullest extent permitted by applicable law, Agent shall have no agency, fiduciary or other implied duties to any Loan Party Obligor, any Issuer, any Loan Party or any other Person when acting in its capacity as such proxy or attorney-in-fact. Each Loan Party Obligor hereby waives and releases any claims that it may otherwise have against Agent or any Lender with respect to any breach, or alleged breach, of any such agency, fiduciary or other duty.

(v) Any transfer to Agent or its nominee, or registration in the name of Agent or its nominee, of the whole or any part of the Investment Property shall be made solely for purposes of effectuating voting or other consensual rights with respect to the Investment Property in accordance with the terms of this Agreement and is not intended to effectuate any transfer of ownership of any of the Investment Property unless Agent expressly agrees to the contrary in writing. Notwithstanding the delivery by Agent of any instruction to any Issuer or any exercise by Agent of an irrevocable proxy or otherwise, Agent shall not be deemed the owner of, or assume any obligations or any liabilities whatsoever of the owner or holder of, any Investment Property unless and until Agent expressly accepts such obligations in a duly authorized and executed writing and agrees in writing to become bound by the applicable Governing Documents or otherwise becomes the owner thereof under applicable law (including through a sale as described in Section 11.3(f)). The execution and delivery of this Agreement shall not subject Agent to, or transfer or pass to Agent, or in any way affect or modify, the liability of any Loan Party Obligor under the Governing Documents of any Issuer or any related agreements, documents, or instruments or otherwise. In no event shall the execution and delivery of this Agreement by Agent or any Lender, or the exercise by Agent or any Lender of any rights hereunder or assigned hereby, constitute an assumption of any liability or obligation whatsoever of any Loan Party Obligor to, under, or in connection with any of the Governing Documents of any Issuer or any related agreements, documents, or instruments or otherwise.

(h) Election of Remedies. Agent shall have the right in Agent's sole discretion, subject to direction by Required Lenders, to determine which rights, security, Liens or remedies Agent may at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way impairing, modifying or affecting any of Agent's or any Lender's other rights, security, Liens or remedies with respect to any Collateral or any of Agent's or any Lender's rights or remedies under this Agreement or any other Loan Document.

(i) Agent's and Lenders' Obligations. Each Loan Party Obligor agrees that neither Agent nor any Lender shall have any obligation to preserve rights to any Collateral against other parties or to marshal any Collateral of any kind for the benefit of any other creditor of any Loan Party Obligor or any other Person. Neither Agent nor any Lender shall be responsible to any Loan Party Obligor or any other Person for loss or damage resulting from Agent's failure to enforce its Liens or collect any Collateral or Proceeds or any monies due or to become due under the Obligations or any other liability or obligation of any Loan Party Obligor to Agent or any Lender.

(j) Waiver of Rights by Loan Party Obligors. Except as otherwise expressly provided for in this Agreement or by non-waivable applicable law, each Loan Party waives (i) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent or any Lender on which any Loan Party Obligor may in any way be liable, and hereby ratifies and confirms whatever Agent or any Lender may do in this regard, (ii) all rights to notice and a hearing prior to Agent's or any Lender's taking possession or control of, or to Agent's or any Lender's replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing Agent or any Lender to exercise any of its remedies and (iii) the benefit of all valuation, appraisal, marshaling and exemption laws.

12. LOAN GUARANTY.

12.1. Guaranty. Each Loan Party Obligor hereby agrees that it is jointly and severally liable for, and absolutely and unconditionally guaranties to Agent and Lenders, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, all of the Obligations and all costs and expenses, including all court costs and attorneys' and paralegals' fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by Agent and Lenders in endeavoring to collect all or any part of the Obligations from, or in prosecuting any action against, Borrower, any Loan Party Obligor or any Other Obligor of all or any part of the Obligations (and such costs and expenses paid or incurred shall be deemed to be included in the Obligations). Each Loan Party Obligor further agrees that the Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guaranty notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any branch or Affiliate of Agent or any Lender that extended any portion of the Obligations.

12.2. Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Party Obligor waives any right to require Agent or any Lender to sue or otherwise take action against Borrower, any other Loan Party Obligor, any Other Obligor, or any other Person obligated for all or any part of the Obligations, or otherwise to enforce its payment against any Collateral securing all or any part of the Obligations.

12.3. No Discharge or Diminishment of Loan Guaranty.

(a) Except as otherwise expressly provided for herein, the obligations of each Loan Party Obligor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of all of the Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of Borrower or any Obligor; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Borrower or any Obligor or their respective assets or any resulting release or discharge of any obligation of Borrower or any Obligor; or (iv) the existence of any claim, setoff or other rights which any Loan Party Obligor may have at any time against Borrower, any Obligor, Agent, any Lender, or any other Person, whether in connection herewith or in any unrelated transactions.

(b) The obligations of each Loan Party Obligor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by Borrower or any Obligor of the Obligations or any part thereof.

(c) Further, the obligations of any Loan Party Obligor hereunder shall not be discharged or impaired or otherwise affected by: (i) the failure of Agent or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for all or any part of the Obligations or all or any part of any obligations of any Obligor; (iv) any action or failure to act by Agent or any Lender with respect to any Collateral; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Party Obligor or that would otherwise operate as a discharge of any Loan Party Obligor as a matter of law or equity (other than the indefeasible payment in full in cash of all of the Obligations).

12.4. Defenses Waived. To the fullest extent permitted by applicable law, each Loan Party Obligor hereby waives any defense based on or arising out of any defense of any Loan Party Obligor or the unenforceability of all or any part of the Obligations from any cause, or the cessation from any cause of the liability of any Loan Party Obligor, other than the indefeasible payment in full in cash of all of the Obligations. Without limiting the generality of the foregoing, each Loan Party Obligor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against Borrower, any Obligor, or any other Person. Each Loan Party Obligor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any Collateral, compromise or adjust any part of the Obligations, make any other accommodation with Borrower or any Obligor or exercise any other right or remedy available to it against Borrower or any Obligor, without affecting or impairing in any way the liability of any Loan Party Obligor under this Loan Guaranty except to the extent the Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Party Obligor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Party Obligor against Borrower or any Obligor or any security.

12.5. Rights of Subrogation. No Loan Party Obligor will assert any right, claim or cause of action, including a claim of subrogation, contribution or indemnification that it has against Borrower or any Obligor, or any Collateral, until the Termination Date.

12.6. Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of Borrower or any other Person, or otherwise, each Loan Party Obligor's obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not Agent or any Lender is in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Obligations is stayed upon the insolvency, bankruptcy or reorganization of Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Obligations shall nonetheless be payable by the Loan Party Obligors forthwith on demand by Agent. This Section 12.6 shall remain operative even after the Termination Date and shall survive the payment in full of all of the Obligations.

12.7. Information. Each Loan Party Obligor assumes all responsibility for being and keeping itself informed of Borrower's financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that each Loan Party Obligor assumes and incurs under this Loan Guaranty, and agrees that neither Agent nor any Lender shall have any duty to advise any Loan Party Obligor of information known to it regarding those circumstances or risks.

12.8. Termination. To the maximum extent permitted by law, each Loan Party Obligor hereby waives any right to revoke this Loan Guaranty as to future Obligations. If such a revocation is effective notwithstanding the foregoing waiver, each Loan Party Obligor acknowledges and agrees that (a) no such revocation shall be effective until written notice thereof has been received by Agent, (b) no such revocation shall apply to any Obligations in existence on the date of receipt by Agent of such written notice (including any subsequent continuation, extension, or renewal thereof, or change in the interest rate, payment terms or other terms and conditions thereof), (c) no such revocation shall apply to any Obligations made or created after such date to the extent made or created pursuant to a legally binding commitment of Agent or any Lender, (d) no payment by Borrower, any other Loan Party Obligor, or from any other source, prior to the date of Agent's receipt of written notice of such revocation shall reduce the maximum obligation of any Loan Party Obligor hereunder and (e) any payment, by Borrower or from any source other than a Loan Party Obligor which has made such a revocation, made subsequent to the date of such revocation, shall first be applied to that portion of the Obligations as to which the revocation is effective and which are not, therefore, guarantied hereunder, and to the extent so applied shall not reduce the maximum obligation of any Loan Party Obligor hereunder.

12.9. Maximum Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Party Obligor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Party Obligor's liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Party Obligors, Agent or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Party Obligor's "Maximum Liability"). This Section 12.9 with respect to the Maximum Liability of each Loan Party Obligor is intended solely to preserve the rights of Agent and Lenders to the maximum extent not subject to avoidance under applicable law, and no Loan Party Obligor or any other Person shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Party Obligor hereunder shall not be rendered voidable under applicable law. Each Loan Party Obligor agrees that the Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Party Obligor without impairing this Loan Guaranty or affecting the rights and remedies of Agent or any Lender hereunder; provided, that nothing in this sentence shall be construed to increase any Loan Party Obligor's obligations hereunder beyond its Maximum Liability.

12.10 Contribution. In the event any Loan Party Obligor shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty (such Loan Party Obligor a "Paying Guarantor"), each other Loan Party Obligor (each a "Non-Paying Guarantor") shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor's "Applicable Percentage" of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Section 12.10, each Non-Paying Guarantor's "Applicable Percentage" with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (x) such Non-Paying Guarantor's Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor's Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from Borrower after the date hereof (whether by loan, capital infusion or by other means) to (y) the aggregate Maximum Liability of all Loan Party Obligors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Party Obligor, the aggregate amount of all monies received by such Loan Party Obligors from Borrower after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Loan Party Obligor's several liability for the entire amount of the Obligations (up to such Loan Party Obligor's Maximum Liability). Each of the Loan Party Obligors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of all of the Obligations. This provision is for the benefit of Agent and Lenders and the Loan Party Obligors and may be enforced by any one, or more, or all of them, in accordance with the terms hereof.

12.11. Liability Cumulative. The liability of each Loan Party Obligor under this Section 12 is in addition to and shall be cumulative with all liabilities of each Loan Party Obligor to Agent and Lenders under this Agreement and the other Loan Documents to which such Loan Party Obligor is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

13. PAYMENTS FREE OF TAXES; OBLIGATION TO WITHHOLD; PAYMENTS ON ACCOUNT OF TAXES.

(a) Any and all payments by or on account of any obligation of the Loan Party Obligors hereunder or under any other Loan Document shall to the extent permitted by applicable laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable laws require the Loan Party Obligors to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such laws as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(b) If any Loan Party Obligor shall be required by applicable law to withhold or deduct any Taxes from any payment, then (i) such Loan Party Obligor shall withhold or make such deductions as are required based upon the information and documentation it has received pursuant to subsection (e) below, (ii) such Loan Party Obligor shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the applicable law and (iii) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Loan Party Obligors shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made. Upon request by Agent or any other Recipient, Borrower shall deliver to Agent or such other Recipient, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment of Indemnified Taxes, a copy of any return required by applicable law to report such payment or other evidence of such payment reasonably satisfactory to Agent or such other Recipient, as the case may be.

(c) Without limiting the provisions of subsections (a) and (b) above, the Loan Party Obligors shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(d) Without limiting the provisions of subsections (a) through (c) above, each Loan Party Obligor shall, and does hereby, on a joint and several basis, indemnify Agent, each Lender and each other Recipient (and their respective directors, officers, employees, affiliates and agents) and shall make payment in respect thereof within ten days after demand therefor, for the full amount of any Indemnified Taxes and Other Taxes (including Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid or incurred by Agent, any Lender or any other Recipient on account of, or in connection with any Loan Document or a breach by a Loan Party Obligor thereof, and any penalties, interest and related expenses and losses arising therefrom or with respect thereto (including the fees, charges and disbursements of any counsel or other tax advisor for Agent, any Lender or any other Recipient (or their respective directors, officers, employees, affiliates, and agents)), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to Borrower shall be conclusive absent manifest error. Notwithstanding any provision in this Agreement to the contrary, this Section 13 shall remain operative even after the Termination Date and shall survive the payment in full of all of the Obligations.

(e) Agent and each Lender shall deliver to Borrower and each Participant shall deliver to the applicable Lender and Agent, at the time or times prescribed by applicable laws, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit Borrower or Agent, as the case may be, to determine (x) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (y) if applicable, the required rate of withholding or deduction and (z) Agent's, such Lender's or Participant's entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Recipient by the Loan Party Obligors pursuant to this Agreement or otherwise to establish such Recipient's status for withholding tax purposes in the applicable jurisdiction; provided, that each Recipient shall only be required to deliver such documentation as it may legally provide. Without limiting the generality of the foregoing, if a Borrower is resident for tax purposes in the United States:

(i) Agent and each Lender (or Participant) that is a "United States person" within the meaning of Section 7701(a)(30) of the Code shall deliver to Borrower (or the Lender granting a participation and Agent, as applicable) an executed original of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable law or reasonably requested by Borrower (or the Lender granting a participation and Agent) as will enable Borrower (or the Lender granting a participation and Agent) as the case may be, to determine whether or not such Lender (or Participant) is subject to backup withholding or information reporting requirements under the Code;

(ii) Each Lender (or Participant) that is not a "United States person" within the meaning of Section 7701(a)(30) of the Code (a "Non-U.S. Recipient") shall deliver to Borrower (and the Lender granting a participation and Agent in case the Non-U.S. Recipient is a Participant) on or prior to the date on which such Non-U.S. Person becomes a party to this Agreement or a Participant (and from time to time thereafter upon the reasonable request of Borrower, Agent or the applicable Lender, but only if such Non-U.S. Recipient is legally entitled to do so), whichever of the following is applicable: (A) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party; (B) executed originals of Internal Revenue Service Form W-8ECI; (C) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation; (D) each Non-U.S. Recipient claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, shall provide (x) a certificate to the effect that such Non-U.S. Recipient is not (1) a "bank" within the meaning of section 881(c)(3)(A) of the Code, (2) a "10 percent shareholder" of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (3) a "controlled foreign corporation" described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN; and/or (E) executed originals of any other form prescribed by applicable law (including FATCA) as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or the Lender granting a participation and Agent to determine the withholding or deduction required to be made. Each Non-U.S. Recipient shall promptly notify Borrower (or the Lender granting a participation and Agent if the Non-U.S. Recipient is a Participant) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

14. AGENT.

14.1. Appointment of Agent.

(a) Each Lender hereby designates ExWorks as Agent to act as herein specified. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and any promissory notes and any other instruments and agreements referred to herein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. Except as otherwise provided herein, Agent shall hold all Collateral and all payments of principal, interest, fees, charges and expenses received pursuant to this Agreement or any of the Loan Documents for the benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees.

(b) The provisions of this Article 14 are solely for the benefit of Agent and Lenders, and Borrower and the other Loan Parties shall not have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Loan Party.

14.2. Nature of Duties of Agent. Agent shall not have duties, obligations or responsibilities except those expressly set forth in this Agreement and the Loan Documents. Neither Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The duties of Agent shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement or the Loan Documents a fiduciary relationship in respect of any Lender; and nothing in this Agreement or the Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or the Loan Documents except as expressly set forth herein.

14.3. Lack of Reliance on Agent.

(a) Independently and without reliance upon Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial or other condition and affairs of Borrower and the other Loan Parties in connection with the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Borrower and the other Loan Parties, and, except as expressly provided in this Agreement, Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the initial Revolving Loans or at any time or times thereafter.

(b) Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, priority or sufficiency of this Agreement or the Loan Documents or any promissory notes or the financial or other condition of Borrower or any other Loan Party. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or the Loan Documents, or the financial condition of Borrower or any other Loan Party, or the existence or possible existence of any Default or Event of Default.

14.4. Certain Rights of Agent. Agent shall have the right to request instructions from Required Lenders or all Lenders, as applicable, pursuant to this Agreement, by notice to each Lender. If Agent shall request instructions from Required Lenders or all Lenders, as applicable, with respect to any act or action (including the failure to act) in connection with this Agreement, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Required Lenders or all Lenders, as applicable, and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder in accordance with the instructions of Required Lenders or all Lenders, as applicable.

14.5. Reliance by Agent. Agent shall be under no duty to examine, inquire into, or pass upon the validity, effectiveness or genuineness of this Agreement, any of the Loan Documents or any instrument, document or communication furnished pursuant hereto or thereto or in connection herewith or therewith. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order, facsimile, PDF, electronic mail or other documentary, teletransmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person. Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

14.6. Indemnification of Agent. To the extent Agent is not promptly reimbursed and indemnified by Borrower, each Lender will reimburse and indemnify Agent, in proportion to its Pro Rata Share, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, in any way relating to or arising out of this Agreement; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence or willful misconduct. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnities and cease to do, or not commence, the acts to be indemnified against, even if so directed by Required Lenders or all Lenders, as applicable, until such additional indemnification is provided. The obligations of Lenders under this Section 14.6 shall survive the payment in full of the Obligations and the termination of this Agreement.

14.7. Agent in its Individual Capacity. With respect to the Revolving Loans made by it pursuant hereto, Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it was not performing the duties specified herein; and the terms "Lenders," "Required Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include Agent in its individual capacity. Agent may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisor or other business with any of Borrower, any other Loan Party or any Affiliate of any of Borrower or any other Loan Party as if it were not performing the duties specified herein, and may accept fees and other consideration from any of Borrower or any other Loan Party for services in connection with this Agreement and otherwise without having to account for the same to Lenders, to the extent such activities are not in contravention of the terms of this Agreement.

14.8. Holders of Notes. Agent may deem and treat the payee of any promissory note evidencing any portion of the Obligations as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any such promissory note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such promissory note or of any promissory note or promissory notes issued in exchange therefor.

14.9. Successor Agent.

(a) Agent may, upon thirty (30) days' notice to Lenders and Borrower, resign at any time (effective upon the appointment of a successor Agent) pursuant to the provisions of this Section 14.9 by giving written notice thereof to Lenders and Borrower. Upon any such resignation, Required Lenders shall have the right, upon five (5) days' notice, to appoint a successor Agent which, if no Event of Default is continuing, is acceptable to Borrower (such approval not to be unreasonably withheld). If no successor Agent shall have been so appointed by Required Lenders and approved by Borrower, if applicable, and accepted such appointment, within thirty (30) days after the retiring Agent's giving of notice of resignation, then, upon five (5) days' notice, the retiring Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a bank or a trust company or other financial institution which maintains an office in the United States, or a commercial bank organized under the laws of the United States of America or of any State thereof, or any affiliate of such bank or trust company or other financial institution.

(b) Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article 14, Article 10 and Section 16.7 shall continue inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.

14.10. Collateral Matters.

(a) Each Lender authorizes and directs Agent to enter into the Loan Documents for the benefit of Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by Required Lenders in accordance with the provisions of this Agreement or the other Loan Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender to take any action with respect to any Collateral or Loan Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to this Agreement and the Loan Documents.

(b) Agent will not, without the verbal consent of all Lenders, which consent shall (a) be confirmed promptly thereafter in writing and (b) not be unreasonably withheld or delayed, execute any release of Agent's security interest in any Collateral except for releases relating to dispositions of Collateral (x) permitted by this Agreement (or permitted pursuant to a consent or amendment to this Agreement entered into in accordance with the provisions of Section 16.5) or (y) in connection with the payment in full of all of the Obligations and the termination of all obligations of Agent and Lenders under this Agreement and the Loan Documents; provided, that, in addition to the foregoing, with the consent of Required Lenders, Agent may release its Liens on Collateral having a book value not greater than ten percent (10%) of the total book value of all Collateral, as determined by Agent, either in a single transaction or series of related transactions, not to exceed twenty percent (20%) of the book value of all Collateral in any Fiscal Year. Agent shall not be required to execute any such release on terms which, in Agent's opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens and execution or filing of termination statements and releases and mortgage satisfactions without recourse or warranty. In the event of any sale or transfer of any of the Collateral, Agent shall be authorized to deduct all of the expenses reasonably incurred by Agent from the proceeds of any such sale or transfer.

(c) Lenders hereby agree that Agent may release the Lien granted to Agent in any property sold or disposed of in accordance with the provisions of the Agreement; provided, however that Agent's Lien shall attach to and continue for the benefit of Agent and Lenders in the proceeds and products of such property arising from any such sale or disposition.

(d) To the extent, pursuant to the provisions of this Section 14.10, Agent's execution of a release is required (i) to release its Lien upon any permitted sale and transfer of Collateral or (ii) to release Liens on all Collateral in connection with the payment in full of all of the Obligations and the termination of the Revolving Commitment hereunder, Agent shall (and is hereby irrevocably authorized by Lenders to) promptly execute such documents as may be necessary to evidence the release of the Liens granted to Agent for the benefit of Lenders herein or pursuant hereto upon the Collateral that was sold or transferred.

(e) Agent shall not have any obligation whatsoever to Lenders or to any other Person to assure that the Collateral exists or is owned by Borrower or any Loan Party or is cared for, protected or insured or that the Liens granted to Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Agent in this Article 14 or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, given Agent's own interest in the Collateral as one of Lenders and that Agent shall have no duty or liability whatsoever to Lenders, except for its gross negligence or willful misconduct.

(f) In the event that any Lender receives any proceeds of any Collateral by setoff, exercise of any banker's lien or otherwise, in an amount in excess of such Lender's Pro Rata Share of such proceeds, such Lender shall purchase for cash (and other Lenders shall sell) interests in each of such other Lender's Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off or otherwise received with each other Lender in accordance with their respective Pro Rata Shares. No Lender shall exercise any right of set off or banker's lien without the prior written consent of Agent.

14.11. Actions with Respect to Defaults. In addition to Agent's right (where applicable) to take actions on its own accord as permitted under this Agreement, Agent shall take such action with respect to an Event of Default as shall be directed by Required Lenders or all Lenders, as applicable, under this Agreement; provided, that until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable and in the best interests of Lenders. No Lender shall have any right individually to enforce or seek to enforce this Agreement or any Loan Document or to realize upon any Collateral (including by any right of setoff), unless instructed to do so by Agent.

14.12. Delivery of Information. Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by Agent from Borrower or any other Loan Party, Required Lenders, any Lender or any other Person under or in connection with this Agreement or any Loan Document except (i) as specifically provided in this Agreement or any Loan Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of Agent at the time of receipt of such request and then only in accordance with such specific request. Agent shall deliver to each Lender each Borrowing Base Certificate received from Borrower. Upon reasonable request from any Lender for additional business, financial, company affairs and other information relating to Borrower or any other Loan Party, Agent shall make such request of Borrower pursuant to Section 7.15(i) hereof.

14.13. Demand. Subject to the terms of this Agreement, Agent shall make demand for repayment by Borrower of all Obligations owing by Borrower hereunder, after the occurrence of an Event of Default, upon the written request of Required Lenders. Agent shall make such demand in such manner as it deems appropriate, in its sole discretion, to effectuate the request of the Required Lenders. Nothing contained herein shall limit the discretion of Agent to take reserves, to deem certain Accounts and Inventory ineligible, or to exercise any other discretion granted to Agent in this Agreement.

14.14. Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or any Default, except with respect to Events of Default arising as a result of Borrower's failure to pay principal, interest or fees required to be paid to Agent for the benefit of Lenders, unless Agent shall have received written notice from a Lender or Borrower describing such Event of Default or Default, and which identifies such written notice as a "notice of default". Upon receipt of any such notice or Agent becoming aware of Borrower's failure to pay principal, interest or fees required to be paid to Agent for the benefit of Lenders, Agent will notify each Lender of such receipt or event.

14.15. Intercreditor Matters. Each Lender hereby irrevocably appoints, designates and authorizes Agent to enter into the any subordination or intercreditor agreement pertaining to any Subordinated Debt, on its behalf and to take such action on its behalf under the provisions of any such agreement (subject to the last sentence of this Section 14.15). Each Lender further agrees to be bound by the terms and conditions of any subordination or intercreditor agreement pertaining to any Subordinated Debt. Each Lender hereby authorizes Agent to issue blockage notices in connection with any Subordinated Debt at the direction of Required Lenders (it being agreed and understood that Agent will not act unilaterally to issue such blockage notices).

15. SETTLEMENTS, DISTRIBUTIONS AND APPORTIONMENT OF PAYMENTS.

Not later than 2:00 p.m. (Central Time) on the date of any requested advance of a Revolving Loan, subject to the provisions set forth below, each Lender shall make available its Pro Rata Share of such requested Revolving Loan in funds immediately available at the principal office of the Agent. On a weekly basis (or more frequently if requested by Agent) (a "Settlement Date"), Agent shall provide each Lender with a statement of the outstanding balance of the Revolving Loans as of the end of the Business Day immediately preceding the Settlement Date (the "Pre-Settlement Determination Date") and the current balance of the Revolving Loans funded by each Lender. If such statement discloses that such Lender's current balance of the Revolving Loans as of the Pre-Settlement Determination Date exceeds such Lender's Pro Rata Share of the Revolving Loans outstanding as of the Pre-Settlement Determination Date, then Agent shall, on the Settlement Date, transfer, by wire transfer, the net amount due to such Lender in accordance with such Lender's instructions, and if such statement discloses that such Lender's current balance of the Revolving Loans as of the Pre-Settlement Determination Date is less than such Lender's Pro Rata Share of the Revolving Loans outstanding as of the Pre-Settlement Determination Date, then such Lender shall, on the Settlement Date, transfer, by wire transfer the net amount due to Agent in accordance with Agent's instructions. In addition, payments actually received by Agent to be applied to interest on the Revolving Loans shall be paid to each Lender, in proportion to its Pro Rata Share, within two (2) Business Days of receipt thereof by Agent.

Notwithstanding the foregoing, Agent shall not be obligated to transfer to any Defaulting Lender any payment made by Borrower to Agent, nor shall such Defaulting Lender be entitled to share any interest, fees or other payment hereunder, until payment is made by such Defaulting Lender to Agent as required in this Agreement. It is agreed and understood that, in the case of a Defaulting Lender, Agent shall be entitled to set off the funding shortfall of such Defaulting Lender against such Defaulting Lender's respective share of any payments received from Borrower.

Unless the Agent shall have been notified by a Lender prior to 1:00 p.m. (Central Time) on the date on which such Lender is scheduled to make payment to the Agent of the proceeds of a Revolving Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, Agent may assume that such Lender has made such payment when due and Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower the proceeds of the Revolving Loan to be made by such Lender. If and to the extent that a Lender does not settle with Agent as required under this Agreement, such Lender shall constitute a Defaulting Lender and Borrower and such Defaulting Lender severally agree to repay to Agent forthwith on demand such amount required to be paid by such Defaulting Lender to Agent, together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to Agent (x) in the case of a Defaulting Lender at the rate published by the Federal Reserve Bank of New York on the next succeeding Business Day as the "Federal Funds Rate" or if no such rate is published for any Business Day, at the average rate quoted for such day for such transactions from three (3) federal funds brokers of recognized standing selected by Agent, and (y) in the case of Borrower, at the interest rate applicable at such time for such Revolving Loans; provided, that Borrower's obligation to repay such advance to Agent shall not relieve such Defaulting Lender of its liability to Agent for failure to settle as provided in this Agreement.

16. GENERAL PROVISIONS.

16.1. Notices.

All notices, requests, demands and other communications under or in respect of this Agreement or any transactions hereunder shall be in writing and shall be personally delivered or mailed (by prepaid registered or certified mail, return receipt requested), sent by prepaid recognized overnight courier service, or by email to the applicable party at its address or email address indicated below,

If to Agent:

EXWORKS CAPITAL FUND I, L.P.

333 W. Wacker Drive, Suite 1620

Chicago, IL 60606

Attention: Andy Hall

Email: ahall@redridgefg.com

with a copy to:

GOLDBERG KOHN LTD.

55 East Monroe Street, Suite 3300

Chicago, Illinois 60603

Attention: Christopher M. Swartout, Esq.

Email: christopher.swartout@goldbergkohn.com

If to Borrower or any other Loan Party:

NXT-ID, INC.

285 North Drive, Suite D

Melbourne, FL 32934

Attention: Gino Pereira

Email: gino@nxt-id.com

with a copy to:

Robinson Brog Leinwand Greene Genovese & Gluck P.C.

875 3rd Avenue, 9th Floor

New York, NY 10022

Attention: David E. Danovitch, Esq.

Email: ded@robinsonbrog.com

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party delivered as aforesaid. All such notices, requests, demands and other communications shall be deemed given (i) when personally delivered, (ii) three Business Days after being deposited in the mails with postage prepaid (by registered or certified mail, return receipt requested), (iii) one Business Day after being delivered to the overnight courier service, if prepaid and sent overnight delivery, addressed as aforesaid and with all charges prepaid or billed to the account of the sender or (iv) when sent by email transmission to an email address designated by such addressee and the sender receives a confirmation of transmission.

16.2. Severability. If any provision of this Agreement or any other Loan Document is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision shall thereupon be deemed modified only to the extent necessary to render same valid, or not applicable to given circumstances, or excised from this Agreement or such other Loan Document, as the situation may require, and this Agreement and the other Loan Documents shall be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein or therein, as the case may be.

16.3. Integration. This Agreement and the other Loan Documents represent the final, entire and complete agreement between each Loan Party party hereto and thereto, Lenders and Agent and supersede all prior and contemporaneous negotiations, oral representations and agreements, all of which are merged and integrated into this Agreement. THERE ARE NO ORAL UNDERSTANDINGS, REPRESENTATIONS OR AGREEMENTS BETWEEN THE PARTIES THAT ARE NOT SET FORTH IN THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

16.4. Waivers. The failure of Agent or any Lender at any time or times to require any Loan Party to strictly comply with any of the provisions of this Agreement or any other Loan Documents shall not waive or diminish any right of Agent or any Lender later to demand and receive strict compliance therewith. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other Loan Document shall be deemed to have been waived by any act or knowledge of Agent or any Lender or its agents or employees, but only by a specific written waiver signed by Agent and Required Lenders (or, to the extent expressly set forth herein, Agent acting alone) and delivered to Borrower. Once an Event of Default shall have occurred, it shall be deemed to continue to exist and not be cured or waived unless specifically waived in writing by Agent and Required Lenders and delivered to Borrower. Each Loan Party Obligor waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, Instrument, Account, General Intangible, Document, Chattel Paper, Investment Property or guaranty at any time held by Agent or any Lender on which such Loan Party Obligor is or may in any way be liable, and notice of any action taken by Agent or any Lender, unless expressly required by this Agreement, and notice of acceptance hereof.

16.5. Amendments.

(a) No amendment, modification, termination or waiver of any provision of this Agreement or any Loan Document or consent to any departure by Borrower or any other Loan Party therefrom or any release of a Lien shall be effective unless the same shall be in writing and signed by Agent and the Required Lenders and by Borrower; except, that, no such amendment, waiver, discharge or termination shall:

(i) reduce any interest rate or any fees or extend the time of payment, or waive, payment of any interest or any fees, or reduce or extend the time for, or waive, any payment of the principal amount of any Revolving Loan, or reduce the amount of any final maturity payment or defer or extend the final maturity date of any Revolving Loan, in each case without the consent of each Lender directly affected thereby and Borrower,

(ii) increase the Revolving Commitment of any Lender or in the aggregate over the amount thereof then in effect or provided hereunder, in each case without the consent of all Lenders and Borrower,

(iii) release any Collateral (except as required or permitted hereunder or under any of the other Loan Documents or applicable law and except as permitted under Section 14.10(b) hereof), without the consent of Agent, all Lenders and Borrower,

(iv) amend or modify the definitions of Required Lenders or Pro Rata Share, without the consent of Agent and all Lenders,

(v) consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement, without the consent of Agent, all Lenders and Borrower,

(vi) amend, modify or waive any terms of this Section 16.5, without the consent of Agent, all Lenders and Borrower, or

(vii) increase the Advance Rates constituting part of the Borrowing Base without the consent of Agent, all Lenders and Borrower.

(b) Any waiver or consent provided hereunder shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances. The consent of Agent and Borrower shall be required for any amendment, waiver or consent affecting the rights or duties of Agent hereunder or under any of the other Loan Documents, in addition to the consent of the Lenders otherwise required by this Section 16.5.

(c) Notwithstanding any provision to the contrary set forth in this Agreement, it is agreed and understood as follows with respect to Defaulting Lenders:

(i) all Defaulting Lenders (and their respective Pro Rata Shares of the Obligations) shall be excluded from the determination of Required Lenders, and shall not have voting rights with respect to any matters requiring the approval of Required Lenders; and

(ii) no Defaulting Lender shall have any voting rights under clause (i) (other than with respect to a reduction in the principal amount of any Revolving Loan owing to such Defaulting Lender), (iii), (iv), (v), (vi) or (vii) of Section 16.5(a).

16.6. Time of Essence. Time is of the essence in the performance by each Loan Party Obligor of each and every obligation under this Agreement and the other Loan Documents.

16.7. Expenses, Fee and Costs Reimbursement. Borrower hereby agrees to promptly pay (a) all reasonable out-of-pocket costs and expenses of Agent (including the out of pocket fees, costs and expenses of legal counsel to, and appraisers, accountants, consultants and other professionals and advisors retained by or on behalf of, Agent), and, after an Event of Default and to the extent such action is taken in connection with the collection of the Obligations and/or the enforcement of this Agreement or any of the other Loan Documents, any Lender, in connection with (i) all loan proposals and commitments pertaining to the transactions contemplated hereby (whether or not such transactions are consummated), (ii) the examination, review, due diligence investigation, documentation, negotiation, and closing of the transactions contemplated by the Loan Documents (whether or not such transactions are consummated), (iii) the creation, perfection and maintenance of Liens pursuant to the Loan Documents, (iv) the performance by Agent (or such Lender) of its rights and remedies under the Loan Documents, (v) the administration of the Revolving Loans (including usual and customary fees for wire transfers and other transfers or payments received by Agent on account of any of the Obligations) and Loan Documents, (vi) any amendments, modifications, consents and waivers to and/or under any and all Loan Documents (whether or not such amendments, modifications, consents or waivers are consummated), (vii) any periodic public record searches conducted by or at the request of Agent (including, title investigations and public records searches), pending litigation and tax lien searches and searches of applicable corporate, limited liability company, partnership and related records concerning the continued existence, organization and good standing of certain Persons), (viii) protecting, storing, insuring, handling, maintaining, auditing, examining, valuing or selling any Collateral, (ix) any litigation, dispute, suit or proceeding relating to any Loan Document and (x) any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all of the Loan Documents (it being agreed that such costs and expenses may include the costs and expenses of workout consultants, investment bankers, financial consultants, appraisers, valuation firms and other professionals and advisors retained by or on behalf of Agent (or such Lender)), and (b) without limiting the preceding clause (a), all reasonable out-of-pocket costs and expenses of Agent and Lenders in connection with Agent's and Lender's reservation of funds in anticipation of the funding of the initial Revolving Loans to be made hereunder. Any fees, costs and expenses owing by Borrower or other Loan Party Obligor hereunder shall be due and payable within three days after written demand therefor.

16.8. Benefit of Agreement; Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower, each other Loan Party Obligor party hereto, Agent and each Lender; provided, that neither Borrower nor any other Loan Party Obligor may assign or transfer any of its rights under this Agreement without the prior written consent of Agent and all Lenders, and any prohibited assignment shall be void. No consent by Agent and Lenders to any assignment shall release any Loan Party Obligor from its liability for any of the Obligations.

(b) Any Lender may make, carry or transfer Revolving Loans at, to or for the account of, any of its branch offices or the office of an Affiliate of such Lender except to the extent such transfer would result in increased costs to Borrower.

(c) Each Lender may, with the consent of Agent and, so long as no Event of Default is then continuing, with the consent of Borrower, which consent shall not be unreasonably withheld, but without the consent of any other Lender, assign to one or more banks or other financial institutions all or a portion of its rights and obligations under this Agreement and the Loan Documents; provided, that (i) for each such assignment, the parties thereto shall execute and deliver to Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance Agreement in the form attached hereto as Exhibit E (each an "Assignment and Acceptance"), and a processing and recordation fee of $3,500 to be paid by the assignee to Agent, and (ii) no such assignment shall be for less than $500,000 in the aggregate for Revolving Loans and Revolving Commitments thereby assigned. Upon such execution and delivery of the Assignment and Acceptance to Agent, from and after the date specified as the effective date in the Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto as a Lender, and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, such assignee shall have the rights and obligations of a Lender hereunder and (y) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than any indemnification rights it may have pursuant to this Agreement which will survive) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(d) By executing and delivering an Assignment and Acceptance, the assignee thereunder confirms and agrees as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement and the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any of the Loan Documents, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Loan Parties or the performance or observance by the Loan Parties of their obligations under this Agreement and the Loan Documents, (iii) such assignee confirms that it has received a copy of this Agreement and the Loan Documents, together with copies of the financial statements referred to in this Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(e) Agent shall maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall maintain in the United States a register (acting solely for this purpose as a non-fiduciary agent of Borrower) to reflect the transfer of any beneficial ownership interest in the principal and stated interest of any Revolving Loan that contains the information as to cause each Revolving Loan to be treated as being in registered form for the purposes of the Code (the "Register"). No assignment or participation shall be treated as valid without recordation in such register. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register and copies of each Assignment and Acceptance shall be available for inspection by Borrower, Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(f) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender, Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit E hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to Borrower. Within five (5) Business Days after its receipt of such notice, Borrower shall execute and deliver to Agent in exchange for the surrendered promissory note or notes of the assignor, a new promissory note or notes to the order of the assignee in amounts equal to such assignee's Revolving Commitment and outstanding Revolving Loans hereunder and, if the assigning Lender has retained a portion of the Revolving Loans, a new promissory note or notes to the order of the assigning Lender in an amount equal to the remaining Revolving Commitment and outstanding Revolving Loans hereunder of such assigning Lender under the terms of this Agreement. Such new promissory notes shall re-evidence the indebtedness outstanding under the old promissory notes and shall be in the aggregate principal amount of such surrendered promissory notes, shall be dated of even date herewith and shall otherwise be in substantially the form of the promissory notes subject to such assignment.

(g) Each Lender may sell participations (without the consent of Agent, Borrower or any other Lender) to one or more parties (any such Person, a "Participant"), in or to all (or a portion) of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Commitment and the Revolving Loans owing to it); provided, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Borrower, Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and (iv) such Lender shall not transfer, grant, assign or sell any participation under which the participant shall have rights to approve any amendment or waiver of this Agreement. A Lender granting a participation shall maintain in the United States a sub-register (acting solely for this purpose as a non-fiduciary agent of Borrower) to reflect the transfer of any beneficial ownership interest in the principal and stated interest of any Loan that contains the information as to cause each Loan to be treated as being in registered form for the purposes of the Code. No assignment or participation shall be treated as valid without recordation in such register. The sub-register shall be available for inspection by the Borrower and the Agent at any reasonable time upon reasonable prior notice to the Lender. Any Participant shall be entitled to the benefits of Section 13 as if it were a Lender, to the extent that a Lender would be entitled thereto, if the Participant complies with Section 13. Borrower agrees that if amounts outstanding under this Agreement or any other Loan Document are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and the other Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided, that such right of set-off shall not be exercised without the prior written consent of Agent and shall be subject to the obligation of each Participant to share with Agent and Lenders pursuant to Section 14.10(f) as if such Participant were a Lender.

(h) Each Lender agrees that, without the prior written consent of Borrower and Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Revolving Loan or other Obligations under the securities laws of the United States of America or of any other jurisdiction.

(i) In connection with the efforts of any Lender to assign its rights or obligations or to participate interests, such Lender may disclose any information in its possession regarding the Loan Parties.

(j) If at any time any Lender is a Defaulting Lender and the circumstances causing such status have not been cured or waived, then Agent or Borrower may, within 90 days thereafter, designate another Person engaged primarily in the business of making loans which is acceptable to Agent in its sole discretion (such other Person being called a "Replacement Lender") to purchase the Revolving Loans and assume the Revolving Commitment of such Lender and such Lender's rights hereunder, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the outstanding principal amount of the Revolving Loans payable to such Lender plus any accrued but unpaid interest on such Revolving Loans and all accrued but unpaid fees owed to such Lender and any other amounts payable to such Lender under this Agreement, and to assume all the obligations of such Lender hereunder, all in compliance with the other provisions of this Section 16.8. Upon such purchase and assumption (pursuant to an Assignment and Acceptance), such Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to Borrower hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder.

(k) Notwithstanding any provision of this Agreement or any other Loan Document to the contrary, Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement and the other Loan Documents to secure any obligations of Lender, including any pledge or grant to secure obligations to a Federal Reserve Bank.

16.9. Headings; Construction. Section and subsection headings are used in this Agreement only for convenience and do not affect the meanings of the provisions that they precede. The existence of any covenant or required delivery set forth herein that takes place after the Scheduled Maturity Date shall not be construed to imply any intent to extend the Scheduled Maturity Date set forth herein.

16.10. USA PATRIOT Act Notification. Agent and each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it may be required to obtain, verify and record certain information and documentation that identifies such Person, which information may include the name and address of each such Person and such other information that will allow Agent or such Lender to identify such Persons in accordance with the USA PATRIOT Act.

16.11. Counterparts; Fax/Email Signatures. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same agreement. This Agreement may be executed by signatures delivered by facsimile or electronic mail, each of which shall be fully binding on the signing party.

16.12. GOVERNING LAW. THIS AGREEMENT, ALONG WITH ALL OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED OTHERWISE IN SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES. FURTHER, THE LAW OF THE STATE OF ILLINOIS SHALL APPLY TO ALL DISPUTES OR CONTROVERSIES ARISING OUT OF OR CONNECTED TO OR WITH THIS AGREEMENT AND ALL SUCH OTHER LOAN DOCUMENTS WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

16.13. CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL; CONSENT TO SERVICE OF PROCESS. ANY LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS IN THE COUNTY OF COOK OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS OR IN ANY OTHER COURT (IN ANY JURISDICTION) SELECTED BY AGENT IN ITS SOLE DISCRETION, AND BORROWER, EACH OTHER LOAN PARTY OBLIGOR AND EACH LENDER HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFOREMENTIONED COURTS. BORROWER, EACH OTHER LOAN PARTY OBLIGOR AND EACH LENDER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, OR BASED ON 28 U.S.C. § 1404, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING AND ADJUDICATION OF ANY SUCH ACTION, SUIT OR PROCEEDING IN ANY OF THE AFOREMENTIONED COURTS AND AMENDMENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT. BORROWER AND EACH OTHER LOAN PARTY OBLIGOR HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR UNDER ANY AMENDMENT, WAIVER, AMENDMENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE OTHER TRANSACTION DOCUMENTS, AND AGREES THAT ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. BORROWER AND EACH OTHER LOAN PARTY OBLIGOR HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON BORROWER OR ANY OTHER LOAN PARTY OBLIGOR AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY CERTIFIED MAIL (RETURN RECEIPT REQUESTED) DIRECTED TO BORROWER'S NOTICE ADDRESS (ON BEHALF OF BORROWER OR SUCH LOAN PARTY OBLIGOR) SET FORTH IN SECTION 16.1 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE DAYS AFTER THE SAME SHALL HAVE BEEN SO DEPOSITED IN THE MAIL, OR, AT AGENT'S OPTION, BY SERVICE UPON BORROWER OR ANY OTHER LOAN PARTY OBLIGOR IN ANY OTHER MANNER PROVIDED UNDER THE RULES OF ANY SUCH COURTS.

16.14. Publication. Borrower and each other Loan Party Obligor consents to the publication by Agent and each Lender of a tombstone, press releases or similar advertising material relating to the financing transactions contemplated by this Agreement, and Agent and each Lender reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

16.15. Confidentiality. Agent and each Lender agrees to use commercially reasonable efforts not to disclose Confidential Information to any Person without the prior consent of Borrower; provided, that nothing herein contained shall limit any disclosure of the tax structure of the transactions contemplated hereby, or the disclosure of any information (a) to the extent required by applicable law, statute, rule, regulation or judicial process or in connection with the exercise of any right or remedy under any Loan Document, or as may be required in connection with the examination, audit or similar investigation of Agent or such Lender or their Affiliates, (b) to examiners, auditors, accountants or any regulatory authority, (c) to the officers, partners, managers, directors, employees, agents and advisors (including independent auditors, lawyers and counsel) of Agent or such Lender or any of their Affiliates, (d) in connection with any litigation or dispute which relates to this Agreement or any other Loan Document to which Agent or such Lender is a party or is otherwise subject, (e) to a subsidiary or Affiliate of Agent or such Lender, (f) to any assignee or participant (or prospective assignee or participant) and (g) to any lender or other funding source of Agent or any Lender (each reference to Agent or Lender in the foregoing clauses shall be deemed to include (i) the actual and prospective assignees and participants referred to in clause (f) and the lenders and other funding sources referred to in clause (g), as applicable for purposes of this Section 16.15), and further provided, that in no event shall Agent or any Lender be obligated or required to return any materials furnished by or on behalf of Borrower or any other Loan Party or Obligor. The obligations of Agent and each Lender under this Section 16.15 shall supersede and replace the obligations of Agent or such Lender under any confidentiality letter or provision in respect of this financing or any other financing previously signed and delivered by Agent or any Lender to Borrower or any of its Affiliates.

[Signature page follows]

IN WITNESS WHEREOF, Borrower, each other Loan Party Obligor party hereto, each Lender party hereto and Agent have signed this Agreement as of the date first set forth above.

Borrower:

NXT-ID, INC.

By:
Name:
Its:

Loan Party Obligors:

3D-ID, LLC

By:
Name:
Its:

LOGICMARK, LLC

By:
Name:
Its:

Signature Page to Loan and Security Agreement

Agent and Lenders:

EXWORKS CAPITAL FUND I, L.P., as Agent and a Lender

By:
Name:
Its:	Authorized Signatory

Signature Page to Loan and Security Agreement

Perfection Certificate

[See attached.]

Perfection Certificate Page 1

Annex I

Commitments

Lender	Revolving Commitment Amount	Pro Rata Share
ExWorks Capital Fund I, L.P.	$15,000,000	100%
TOTALS	$15,000,000	100%

A-1

Annex II

Agent's Bank

A-2

Annex III

Agent shall be provided with each of the documents set forth below at the following times, in form satisfactory to Agent:

Monthly (no later than the 15th day of each month), or more frequently if Agent requests	(a)	A Borrowing Base Certificate, with such supporting detail as is reasonably requested by Agent.
	(b)	A detailed aging, by total, of each Loan Party Obligor's Accounts, together with an Account roll-forward with supporting details supplied from sales journals, collection journals, credit registers and any other records, with respect to each Loan Party Obligor's Accounts (delivered electronically in an acceptable format).
	(c)	Notice of all claims, offsets, or disputes asserted by Account Debtors with respect to each Loan Party Obligor's Accounts.
	(d)	Copies of invoices together with corresponding shipping and delivery documents, and credit memos together with corresponding supporting documentation, with respect to invoices and credit memos in excess of an amount determined in the sole discretion of Agent, from time to time.
	(e)	A detailed Inventory perpetual report with respect to each Loan Party Obligor's Inventory together with a reconciliation to each Loan Party Obligor's general ledger accounts, including a listing by category and location of Inventory (delivered electronically in an acceptable format).
	(f)	A detailed calculation of Inventory of each Loan Party Obligor that is not eligible for the Borrowing Base (delivered electronically in an acceptable format).
	(g)	A detailed aging, by total, of each Loan Party Obligor's Accounts, together with reconciliation and support documentation for any reconciling items noted (delivered electronically in an acceptable format).
	(h)	A summary aging, by vendor, of each Loan Party's accounts payable and any book overdraft and an aging, by vendor, of any held checks (delivered electronically in an acceptable format).
	(i)	A monthly Account roll-forward with respect to each Loan Party Obligor's Accounts, in a format acceptable to Agent in its discretion, tied to the beginning and ending Account balances of each Loan Party Obligor's general ledger (delivered electronically in an acceptable format).
	(j)	A reconciliation of each Loan Party Obligor's Accounts, trade accounts payable, and Inventory general ledger accounts to its monthly financial statements including any book reserves related to each category.
	(k)	A monthly sales backlog report.

D-1

Quarterly	(l)	A report regarding each Loan Party's accrued, but unpaid, ad valorem taxes.

Bi-Annually (in January and in July of each calendar year)	(m)	A detailed list of each Loan Party's customers, with address and contact information.

	(n)	A detailed list of each Loan Party's vendors, with address and contact information.

	(o)	(h) An updated Perfection Certificate, true and correct in all material respects as of the date of delivery, accompanied by a certificate executed by an officer of Borrower and substantially in the form of the Perfection Certificate attached to the Agreement (it being understood and agreed that no such update shall serve to cure any existing Event of Default, including any Event of Default resulting from any failure to provide any such disclosure to Agent on an earlier date or any breach of any earlier made representation and/or warranty).

Promptly upon (but in no event later than two Business Days after) delivery or receipt, as applicable, thereof	(p)	Copies of any and all written notices (including notices of default or acceleration), reports and other deliveries received by or on behalf of any Loan Party from or sent by or on behalf of any Loan Party to, any holder, agent or trustee with respect to any Subordinated Debt (in such holder's, agent's or trustee's capacity as such).

D-2

Exhibit A

Form of NOTICE OF BORROWING

[letterhead of Borrower]

EXWORKS CAPITAL FUND I, L.P., as Agent

333 W. Wacker Drive, Suite 1620

Chicago, IL 60606

Attention: Andy Hall

Ladies and Gentlemen:

Please refer to the Loan and Security Agreement dated as of July 25, 2106 (as amended, restated or otherwise modified from time to time, the "Loan Agreement") among the undersigned, as Borrower, the Loan Party Obligors (as defined therein) party thereto, the Lenders (as defined therein) party thereto and EXWORKS CAPITAL FUND I, L.P., as Agent. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Loan Agreement. This notice is given pursuant to Section 2.3 of the Loan Agreement and constitutes a representation by each Loan Party Obligor that the conditions specified in Section 4 of the Loan Agreement have been satisfied. Without limiting the foregoing, (i) each of the representations and warranties set forth in the Loan Agreement and in the other Loan Documents is true and correct in all respects as of the date hereof (or to the extent any representations or warranties are expressly made solely as of an earlier date, such representations and warranties shall be true and correct as of such earlier date), both before and after giving effect to the Revolving Loans requested hereby, and (ii) no Default or Event of Default is in existence, both before and after giving effect to the Revolving Loans requested hereby.

Borrower, on behalf of itself and each other Loan Party Obligor, hereby requests a borrowing under the Loan Agreement as follows:

The aggregate amount of the proposed borrowing is $[______________]. The requested borrowing date for the proposed borrowing (which is a Business Day) is [______________], [____].

Borrower has caused this Notice of Borrowing to be executed and delivered by its officer thereunto duly authorized on [_____________].

NXT-ID, INC.

By:
Title:

Ex. A-1

Exhibit B

closing checklist

[Attached]

Ex. B-1

Exhibit C

FORM OF COMPLIANCE CERTIFICATE

[letterhead of Borrower]

To:	EXWORKS CAPITAL FUND I, L.P., as Agent

333 W. Wacker Drive, Suite 1620

Chicago, IL 60606

Attention: Andy Hall

Re:	Compliance Certificate dated _______________

Ladies and Gentlemen:

Reference is made to that certain Loan and Security Agreement dated as of July 25, 2016 (as amended, restated or otherwise modified from time to time, the "Loan Agreement") by and among among the undersigned, as Borrower, the Loan Party Obligors (as defined therein) party thereto, the Lenders (as defined therein) party thereto and EXWORKS CAPITAL FUND I, L.P., as Agent. Capitalized terms used in this Compliance Certificate have the meanings set forth in the Loan Agreement unless specifically defined herein.

Pursuant to Section 7.15 of the Loan Agreement, the undersigned Chief Financial Officer of Borrower hereby certifies (solely in his capacity as an officer or Borrower and not in his individual capacity) that:

1. The financial statements of the Loan Parties for the ___ -month period ending _____________ attached hereto have been prepared in accordance with GAAP and fairly present the financial condition of the Loan Parties for the periods and as of the dates specified therein.

2. As of the date hereof, there does not exist any Default or Event of Default.

3. Borrower is in compliance with the applicable financial covenants contained in Section 9 of the Loan Agreement for the periods covered by this Compliance Certificate. Attached hereto are statements of all relevant facts and computations in reasonable detail sufficient to evidence Borrower's compliance with such financial covenants, which computations were made in accordance with GAAP.

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this __ day of _______________, ______.

NXT-ID, INC.

By:
Name:
Title:	Chief Financial Officer

Ex. C-1

Exhibit D

FORM OF BORROWING BASE CERTIFICATE

[Attached]

Ex. D-1

Exhibit E

FORM OF ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance Agreement (this "Agreement") is entered into as of __________, 20__ by and between the Assignor named on the signature page hereto ("Assignor") and the Assignee named on the signature page hereto ("Assignee"). Reference is made to the Loan and Security Agreement dated as of July 25, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the "Loan Agreement") among NXT-ID, INC., a Delaware corporation ("Borrower"), the parties thereto as Loan Party Obligors, ExWorks Capital Fund I, L.P., as Agent for the Lenders ("Agent") and the financial institutions from time to time party thereto as lenders ("Lenders"). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Loan Agreement.

Assignor and Assignee agree as follows:

1. Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor the interests set forth on the schedule attached hereto, in and to Assignor's rights and obligations under the Loan Agreement as of the Effective Date (as defined below). Such purchase and sale is made without recourse, representation or warranty except as expressly set forth herein.

2. Assignor (i) represents that as of the Effective Date, that it is the legal and beneficial owner of the interests assigned hereunder free and clear of any adverse claim, (ii) makes no other representation or warranty and assumes no responsibility with respect to any statement, warranties or representations made in or in connection with the Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement, any Financing Agreements or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower, any other Loan Party, or any other Person or the performance or observance by Borrower or any other Loan Party of its Obligations under the Loan Agreement or the Loan Documents or any other instrument or document furnished pursuant thereto.

3. Assignee (i) represents and warrants that it is legally authorized to enter into this Agreement; (ii) confirms that it has received a copy of the Loan Agreement, together with copies of the most recent financial statements delivered pursuant thereto and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (iii) agrees that it will, independently and without reliance upon Agent, Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement; (iv) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender; (vi) represents that on the date of this Agreement it is not presently aware of any facts that would cause it to make a claim under the Loan Agreement; and (vii) if organized under the laws of a jurisdiction outside the United States, attaches the forms required by Section 13(e) of the Loan Agreement.

Ex. E-1

4. The effective date for this Agreement shall be as set forth on the schedule attached hereto (the "Effective Date"). Following the execution of this Agreement, it will be delivered to Agent for acceptance and recording by Agent pursuant to the Loan Agreement.

5. Upon such acceptance and recording, from and after the Effective Date, (i) Assignee shall be a party to the Loan Agreement and, to the extent provided in this Assignment Agreement, have the rights and obligations of a Lender thereunder and (ii) Assignor shall, to the extent provided in this Agreement, relinquish its rights (other than indemnification rights) and be released from its obligations under the Loan Agreement.

6. Upon such acceptance and recording, from and after the Effective Date, Agent shall make all payments in respect of the interest assigned hereby (including payments of principal, interest, fees and other amounts) to Assignee. Assignor and Assignee shall make all appropriate adjustments in payments for periods prior to the Effective Date with respect to the making of this assignment directly between themselves.

7. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

[Signature Page Follows]

Ex. E-2

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

ASSIGNOR:

By:
Name:
Title:

ASSIGNEE:

By:
Name:
Title:

Consented to:

EXWORKS CAPITAL FUND I, L.P., as Agent

By:
Name:
Title:

[NXT-ID, INC., as Borrower

By:
Name:
Title: ]

Ex. E-3

Schedule to Assignment and Acceptance Agreement

Assignor:	_________________________
Assignee:	_________________________
Effective Date:	_________________, 20__

Loan and Security Agreement dated as of July 25, 2016 among NXT-ID, INC., a Delaware corporation, as Borrower, the parties thereto as Loan Party Obligors, ExWorks Capital Fund I, L.P., as Agent for the Lenders and the financial institutions from time to time party thereto as Lenders, as amended or otherwise modified from time to time

Interests Assigned:

Commitment/Loan	Revolving Commitment Amount
Assignor Amounts	$
Amounts Assigned	$
Assignee Amounts (post-assignment)	$

Assignee Information:

Address for Notices:	Address for Payments:

Bank:
ABA #:
Attention:	Account #:
Telephone:	Name of
Telecopy:	Account:
For further
credit to:
Account#:
Reference:
Attention:

 Ex. E-4